Exhibit 10.1

VENTURE LOAN AND SECURITY AGREEMENT

Dated as of September 30, 2014
by and among
HORIZON TECHNOLOGY FINANCE CORPORATION,
a Delaware corporation
312 Farmington Avenue
Farmington, CT 06032

as a Lender and Collateral Agent

FORTRESS CREDIT CO LLC,
a Delaware limited liability company
1345 Avenue of Americas
New York, NY 10105

as a Lender

And ARGOS THERAPEUTICS, INC., 4233 Technology Drive Durham, NC 27704 a Delaware corporation as Borrower
Loan A Commitment Amount: $5,000,000 Loan B Commitment Amount: $7,500,000 Loan C Commitment Amount: $5,000,000 Loan D Commitment Amount: $7,500,000

Loan A Commitment Termination Date: September 30, 2014

Loan B Commitment Termination Date: September 30, 2014

Loan C Commitment Termination Date: September 30, 2015

Loan D Commitment Termination Date: September 30, 2015

The Lenders, Collateral Agent and Borrower hereby agree as follows:

AGREEMENT

1. Definitions and Construction.

1.1 Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account Control Agreement” means an agreement acceptable to Lenders which perfects via control Collateral Agent’s security interest in Borrower’s deposit accounts and/or securities accounts.

“Affiliate” means, with respect to any Person, any other Person that owns or controls directly or indirectly ten percent (10%) or more of the stock of such Person, any other Person that controls or is controlled by or is under common control with such Person and each of such Person’s officers, directors, and if such Person is a limited liability company, its managers, and if such Person is a partnership, its partners.  For purposes of this definition, the term “control” of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting Equity Securities, by contract or otherwise and the terms “controlled by” and “under common control with” shall have correlative meanings.

“Agreement” means this certain Venture Loan and Security Agreement by and among Borrower, Collateral Agent and Lenders dated as of the date on the cover page hereto (as it may from time to time be amended, modified or supplemented in a writing signed by Borrower, Collateral Agent and Lenders).

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Blocked Person” means any Person:  (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) more than 50% owned by a single Blocked Person or more than 50% owned in the aggregate by more than one Blocked Persons, (c) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, or (d) that is named a “specially designated national” or “blocked person” on the most current list published by OFAC.

“Borrower” means the Borrower as set forth on the cover page of this Agreement.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banking institutions are authorized or required to close in New York, Connecticut or North Carolina.

“Claim” has the meaning given such term in Section 10.3 of this Agreement

“Code” means the Uniform Commercial Code as adopted and in effect in the State of New York, as amended from time to time; provided that if by reason of mandatory provisions of law, the creation and/or perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “Code” shall also mean the Uniform Commercial Code as in effect from time to time in such jurisdiction for purposes of the provisions hereof relating to such creation, perfection or effect of perfection or non-perfection.

“Collateral” has the meaning given such term in Section 4.1 of this Agreement.

“Collateral Agent” means Horizon, or any successor collateral agent appointed by Lenders.

“Commitment Amount” means the Loan A Commitment Amount, the Loan B Commitment Amount, the Loan C Commitment Amount, or the Loan D Commitment Amount as applicable.

“Commitment Fee” has the meaning given such term in Section 2.6(c) of this Agreement.

“Consolidated” means the consolidation of accounts in accordance with GAAP.

“Default” means any Event of Default or any event which with the passing of time or the giving of notice or both would become an Event of Default hereunder.

“Default Rate” means the per annum rate of interest equal to five percent (5%) over the Loan Rate, but such rate shall in no event be more than the highest rate permitted by applicable law to be charged on commercial loans in a default situation.

“Disclosure Schedule” means Exhibit A attached hereto.

“Environmental Laws” means all foreign, federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Emergency Planning and Community Right-to-Know Act.

“Equity Securities” of any Person means (a) all common stock, preferred stock, participations, shares, partnership interests, membership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.

“ERISA” has the meaning given to such term in Section 7.12 of this Agreement.

“Event of Default” has the meaning given to such term in Section 8 of this Agreement.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or required to be withheld or deducted from a payment to a Lender,(a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising solely from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or enforced any Loan Document), (b) U.S. federal withholding Taxes imposed o amounts payable to for the account of such Lender with respect to an applicable interest in a Loan or commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or commitment or(ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.4(c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 2.4(c), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Fortress” means Fortress Credit Co LLC.

“Funding Certificate” means a certificate executed by a duly authorized Responsible Officer of Borrower substantially in the form of Exhibit B or such other form as Lenders may agree to accept.

“Funding Date” means any date on which a Loan is made to or on account of Borrower under this Agreement.

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time, consistently applied.

“Good Faith Deposit” has the meaning given such term in Section 2.6(a) of this Agreement.

“Governmental Authority” means (a) any federal, state, county, municipal or foreign government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court or administrative tribunal, or (d) with respect to any Person, any arbitration tribunal or other non-governmental authority to whose jurisdiction that Person has consented.

 “Hazardous Materials” means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

“Horizon” means Horizon Technology Finance Corporation.

“Indebtedness” means, with respect to any Person, the aggregate amount of, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade payables aged less than one hundred eighty (180) days), (d) all capital lease obligations of such Person (but specifically excluding such Person’s operating leases (as determined in accordance with GAAP as in effect on the date of this Agreement)), (e) all obligations or liabilities of others secured by a Lien on any asset of such Person, whether or not such obligation or liability is assumed, (f) all obligations or liabilities of others guaranteed by such Person, and (g) any other obligations or liabilities which are required by GAAP to be shown as debt on the balance sheet of such Person (but, in each case, specifically excluding amounts under such Person’s operating leases (as determined in accordance with GAAP as in effect on the date of this Agreement)); provided that obligations in connection with the Medinet Note shall not be included as “Indebtedness.”

“Indemnified Person” has the meaning given such term in Section 10.3 of this Agreement.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a), all present or future stamp, court or documentary, recording, filing, registration or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or the Liens created or secured under any Loan Document.

“Intellectual Property” means, with respect to any Person, all of such Person’s right, title and interest in and to patents, patent rights (and applications and registrations therefor and divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same), trademarks and service marks (and applications and registrations therefor and the goodwill associated therewith), whether registered or not, inventions, copyrights (including applications and registrations therefor and like protections in each work or authorship and derivative work thereof), whether published or unpublished, mask works (and applications and registrations therefor), trade names, trade styles, software and computer programs, source code, object code, trade secrets, licenses, methods, processes, know how, drawings, specifications, descriptions, and all memoranda, notes, and records with respect to any research and development, all whether now owned or subsequently acquired or developed by such Person and whether in tangible or intangible form or contained on magnetic media readable by machine together with all such magnetic media (but not including embedded computer programs and supporting information included within the definition of “goods” under the Code).

“Internal Revenue Code” has the meaning given such term in Section 5.18 of this Agreement.

“Investment” means the purchase or acquisition of any capital stock, equity interest, or any obligations or other securities of, or any similar interest in, any Person, or the extension of any advance, loan, extension of credit or capital contribution to, any Person.  For the avoidance of doubt, advance payments under contracts for goods and services in the ordinary course of business consistent with past practie shall not constitute Investments.

“Investors’ Rights Agreement” means that certain Fifth Amended and Restated Registration Rights Agreement dated August 9, 2013, as amended on or about the closing date and as further  amended from time to time.

“Invetech” means Invetech Pty Ltd, an Australian corporation with  ABN 45 004 301 839, and its successors and assigns.

“Invetech Agreement” means that certain development agreement, consistent with the draft agreement provided to the Lenders prior to the date hereof, to be entered into by and between Borrower and Invetech.

“Landlord Agreement” means an agreement substantially in the form provided by Lenders to Borrower or such other form as Lenders may agree to accept.

“Lender” means each Lender as set forth on the cover page of this Agreement and “Lenders” means all such Lenders.

“Lenders’ Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, documentation, drafting, amendment, modification, administration, perfection and funding of the Loan Documents; and reasonable Lenders’ attorneys’ fees, and all other costs and expenses incurred in enforcing or defending the Loan Documents (including fees and expenses of appeal or review), including the exercise of any rights or remedies afforded hereunder or under applicable law, whether or not suit is brought, whether before or after bankruptcy or insolvency, including all fees and costs incurred by any Lender in connection with such Lender’s enforcement of its rights in a bankruptcy or insolvency proceeding filed by or against Borrower, any Subsidiary or their respective Property.

“Lien” means any voluntary or involuntary security interest, pledge, mortgage, hypothecation, conditional sales and title retention agreement, encumbrance or other lien with respect to any Property in favor of any Person.

“Loan” means each advance of credit by a Lender to Borrower under this Agreement.

“Loan A” means the advance of credit by Horizon to Borrower under this Agreement in the Loan A Commitment Amount.

“Loan A Commitment Amount” has the meaning set forth on the cover page of this Agreement.

“Loan A Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.

“Loan A Final Payment” has the meaning given such term in Section 2.2(g) of this Agreement.

“Loan A Maturity Date” means, with respect to Loan A, forty-eight (48) months from the first Business Day of the month next following the month in which the Funding Date for Loan A occurs, or if earlier, the date of acceleration of Loan A following an Event of Default or the date of prepayment, whichever is applicable.

“Loan B” means the advance of credit by Fortress to Borrower under this Agreement in the Loan B Commitment Amount.

“Loan B Commitment Amount” has the meaning set forth on the cover page of this Agreement.

“Loan B Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.

“Loan B Final Payment” has the meaning given such term in Section 2.2(g) of this Agreement.

“Loan B Maturity Date” means, with respect to Loan B, forty-eight (48) months from the first Business Day of the month next following the month in which the Funding Date for Loan B occurs, or if earlier, the date of acceleration of Loan B following an Event of Default or the date of prepayment, whichever is applicable.

“Loan C” means the advance of credit by Horizon to Borrower under this Agreement in the Loan C Commitment Amount.

“Loan C Commitment Amount” has the meaning set forth on the cover page of this Agreement.

“Loan C Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.

“Loan C Final Payment” has the meaning given such term in Section 2.2(g) of this Agreement.

“Loan C Maturity Date” means, with respect to Loan C, forty-two (42) months from the first Business Day of the month next following the month in which the Funding Date for Loan C occurs, or if earlier, the date of acceleration of Loan C following an Event of Default or the date of prepayment, whichever is applicable.

“Loan D” means the advance of credit by Fortress to Borrower under this Agreement in the Loan D Commitment Amount.

“Loan D Commitment Amount” has the meaning set forth on the cover page of this Agreement.

“Loan D Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.

“Loan D Final Payment” has the meaning given such term in Section 2.2(g) of this Agreement.

“Loan D Maturity Date” means, with respect to Loan D, forty-two (42) months from the first day of the month next following the month in which the Funding Date for Loan D occurs, or if earlier, the date of acceleration of Loan D following an Event of Default or the date of prepayment, whichever is applicable.

“Loan Amortization Date” means the Payment Date on which Borrower is required, pursuant to Section 2.2 (a) below, to commence making equal payments of principal plus accrued interest on the outstanding principal amount of the Loans.

“Loan Documents” means, collectively, this Agreement, the Notes, the Warrants, any Landlord Agreement, any Account Control Agreement and all other documents, instruments and agreements entered into in connection with this Agreement, all as amended or extended from time to time.

“Loan Rate” means, with respect to each Loan, the per annum rate of interest equal to 9.25% plus the amount by which the one month LIBOR Rate (rounded to the nearest one hundredth percent), as reported in the Wall Street Journal exceeds 0.50%. Notwithstanding the foregoing, in no event shall the Loan Rate be less than 9.25% or greater than 10.75%.

“Material Adverse Effect” means an occurrence after the date of the loan agreement that has a material adverse effect upon:

(a) the business, operations, properties, assets or financial condition of the Borrower and its subsidiaries, taken as a whole, other than (i) an effect reasonably attributable to a going concern qualification in any financial statement or audit report resulting from the Borrower and its subsidiaries having less than 12 months of cash;

(b) the ability of the Borrowers to perform any Obligations when due in accordance with the terms of the Loan Documents, or the ability of any Lender or Collateral Agent to enforce any of its rights or remedies with respect to the Obligations; or

(c) the Collateral or Collateral Agent’s or Lenders’ Liens on the Collateral or the priority of such Liens;

in each case, in the aggregate; it being understood that in the case of items (b) and (c) the effects listed in clauses (a)(i) shall be disregarded.

“Maturity Date” means, as applicable, the Loan A Maturity Date, the Loan B Maturity Date, the Loan C Maturity Date or the Loan D Maturity Date.

“Medinet Note” means that certain Promissory Note dated as of December 27, 2013 issued by Borrower to Medinet Co., Ltd, as amended from time to time.

“Note” means each promissory note executed in connection with a Loan in substantially the form of Exhibit C attached hereto.

“Obligations” means all debt, principal, interest, fees, charges, expenses and attorneys’ fees and costs and other amounts, obligations, covenants, and duties owing by Borrower to Collateral Agent or any Lender of any kind and description (whether pursuant to or evidenced by the Loan Documents (other than the Warrants), or by any other agreement between Lenders and Borrower (other than the Warrants) in connection therewith, and whether or not for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including all Lenders’ Expenses.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer’s Certificate” means a certificate executed by a Responsible Officer substantially in the form of Exhibit E or such other form as Lenders may agree to accept.

“Payment Date” has the meaning given such term in Section 2.2(a) of this Agreement.

“Permitted Indebtedness” means and includes:

(a) Indebtedness of Borrower to Lenders under this Agreement;

(b) Indebtedness of Borrower secured by Liens permitted under clause (e) of the definition of Permitted Liens, up to an aggregate principal amount of Seven Hundred Fifty Thousand Dollars ($750,000) at any one time;

(c) Indebtedness arising from the endorsement of instruments in the ordinary course of business;

(d) Indebtedness of Borrower existing on the date hereof and set forth on the Disclosure Schedule;

(e) (i) Deferred payments owing from Borrower to Invetech pursuant to the Invetech Agreement as it exists as of the date hereof and as amended from time to time up to a maximum principal amount of Five Million Dollars ($5,000,000); and (ii) deferred payments owing from Borrower to a service provider incurred for the development of disposables in connection with the automated process up to a maximum principal amount of Three Million Dollars ($3,000,000).

(f) intercompany Indebtedness owed by any Subsidiary to Borrower or any wholly owned Subsidiary, as applicable; provided that, if applicable, such Indebtedness is also permitted as a Permitted Investment and, in the case of such Indebtedness owed to Borrower, such Indebtedness shall be evidenced by one or more promissory notes;

(g) Security deposits in favor of landlords and reimbursement obligations in connection with letters of credit in favor of landlords in the ordinary course of business in an amount not to exceed $1,325,000.00;

(h) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business; and

(i) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness above; provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon Borrower.

“Permitted Investments” means and includes any of the following Investments:

(a) Deposits and deposit accounts with commercial banks organized under the laws of the United States or a state thereof to the extent: (i) the deposit accounts of each such institution are insured by the Federal Deposit Insurance Corporation up to the legal limit; and (ii) each such institution has an aggregate capital and surplus of not less than One Hundred Million Dollars ($100,000,000);

(b) Investments in marketable obligations issued or fully guaranteed by the United States, any state thereof or any agency thereof, and maturing not more than one (1) year from the date of issuance;

(c) Investments in open market commercial paper rated at least “A1” or “P1” or higher by a national credit rating agency and maturing not more than one (1) year from the creation thereof;

(d) Investments pursuant to or arising under currency agreements or interest rate agreements entered into in the ordinary course of business;

(e) Loans made to employees for travel, relocation or other expenses in the ordinary course of business up to a maximum amount outstanding at any time of Four Hundred Thousand Dollars ($400,000);

(f) (i) Investments by the Borrower in its Subsidiaries outstanding on the date hereof, (ii) Investments by any Subsidiary in the Borrower, or by the Borrower in any Subsidiary that is a guarantor or co-borrower under the Agreement; and (iii) additional Investments by the Borrower in Subsidiaries (other than DC Bio Corp., a Nova Scotia unlimited liability company) not to exceed One Hundred Fifty Thousand Dollars ($150,000) at any time outstanding;

(g) other Investments aggregating not in excess of Two Hundred Fifty Thousand Dollars ($250,000) at any time; and

(h) Investments existing on the date hereof and set forth on the Disclosure Schedule.

“Permitted Licenses” means and includes (i) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business; and (ii) licenses, sublicenses, assignments and similar arrangements of Intellectual Property granted in good faith and in a manner that the board of directors reasonably believes is in or is not opposed to the best interest of Borrower, including without limitation, licenses of Intellectual Property in the ordinary course of business in connection with licenses, joint ventures and collaboration and similar arrangements.  As used herein, the term “in the ordinary course of business” shall include without limitation transactions such as, or comparable in scope with, the Borrower’s agreements with Pharmstandard and Medinet.

“Permitted Liens” means and includes:

(a) the Liens created by this Agreement;

(b) Liens for fees, taxes, levies, imposts, duties or other governmental charges of any kind which are not yet delinquent or which are being contested in good faith by appropriate proceedings (provided that such appropriate proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such Lien or reserves sufficient to discharge such Lien have been provided on the books of Borrower);

(c) Liens identified on the Disclosure Schedule;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings (provided that such appropriate proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral or Collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such Lien or reserves sufficient to discharge such Lien have been provided on the books of Borrower);

(e) Liens upon any equipment or other personal property acquired by Borrower after the date hereof to secure (i) the purchase price of such equipment or other personal property, or (ii) capital lease obligations or indebtedness incurred solely for the purpose of financing the acquisition of such equipment or other personal property; provided that (A) such Liens are confined solely to the equipment or other personal property so acquired and the proceeds thereof and the amount secured does not exceed the acquisition price thereof (plus soft costs), and (B) no such Lien shall be created, incurred, assumed or suffered to exist in favor of Borrower’s officers, directors or Affiliates;

(f) Permitted Licenses;

(g) Liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(h) Liens on prototypes, production systems and related property under the Invetech Agreement, and Intellectual Property conceived of after the date of the Invetech Agreement as the direct result of the development of the production systems thereunder, securing the obligations set forth in clauses (e)(i) of the definition of Permitted Indebtedness, and (B) no such Lien shall be created, incurred, assumed or suffered to exist in favor of Borrower’s officers, directors or Affiliates;

(i) Pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(j) Deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower; and leases or subleases of real property entered into in the ordinary course of business; and

(k) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.6 or 8.9;

(l) Subject to Section 7.13, Liens in favor of financial institutions arising in connection with Borrower’s deposit or other accounts held at such institutions to secure standard fees for deposit or other services charged by, but not financing made available by, such institutions;

(m) Liens securing security deposits and reimbursement obligations in connection with letters of credit in favor of landlords in the ordinary course of business securing amounts not to exceed $1,325,000.00; and

(n) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described above, but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase and, if any such Lien is subject to a subordination agreement, such Lien shall continue to be subject thereto.

“Person” means and includes any individual, any partnership, any corporation, any business trust, any joint stock company, any limited liability company, any unincorporated association or any other entity and any domestic or foreign national, state or local government, any political subdivision thereof, and any department, agency, authority or bureau of any of the foregoing.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, whether tangible or intangible.

“Responsible Officer” has the meaning given such term in Section 6.3 of this Agreement.

“Restricted License” means any license or other agreement with respect to which Borrower is the licensee of Intellectual Property and such license or agreement is material to Borrower’s business and (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property or (b) for which a default under or termination of would reasonably be expected to interfere with Collateral Agent’s or Lenders’ right to sell any Collateral.

“Right to Payment” has the meaning given such term in Section 4.1 of this Agreement.

“Scheduled Payments” has the meaning given such term in Section 2.2(a) of this Agreement.

“Solvent” has the meaning given such term in Section 5.12 of this Agreement.

“Subsidiary” means any corporation or other entity of which a majority of the outstanding Equity Securities entitled to vote for the election of directors or other governing body (otherwise than as the result of a default) is owned by Borrower directly or indirectly through Subsidiaries.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges in the nature of a tax imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transfer” has the meaning given such term in Section 7.4 of this Agreement.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“Warrant” means the separate warrant or warrants dated on or about the date hereof in favor of each Lender or its designees to purchase securities of Borrower.

1.2 Construction.  References in this Agreement to “Articles,” “Sections,” “Exhibits,” “Schedules” and “Annexes” are to recitals, articles, sections, exhibits, schedules and annexes herein and hereto unless otherwise indicated.  References in this Agreement and each of the other Loan Documents to any document, instrument or agreement shall include (a) all exhibits, schedules, annexes and other attachments thereto, (b) all documents, instruments or agreements issued or executed in replacement thereof, and (c) such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time (subject, in the case of clauses (b) and (c), to any restrictions on such replacement, amendment, modification or supplement set forth in the Loan Documents).  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be.  The words “include” and “including” and words of similar import when used in this Agreement or any other Loan Document shall not be construed to be limiting or exclusive.  Unless the context requires otherwise, any reference in this Agreement or any other Loan Document to any Person shall be construed to include such Person’s successors and assigns.  Unless otherwise indicated in this Agreement or any other Loan Document, all accounting terms used in this Agreement or any other Loan Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP, and all terms describing Collateral shall be construed in accordance with the Code. The terms and information set forth on the cover page of this Agreement are incorporated into this Agreement.

2. Loans; Repayment.

2.1 Commitments.

(a) The Commitment Amounts.  Subject to the terms and conditions of this Agreement and relying upon the representations and warranties herein set forth as and when made or deemed to be made, Horizon agrees to lend to Borrower prior to the Loan A Commitment Termination Date, Loan A, Fortress agrees to lend to Borrower prior to the Loan B Commitment Termination Date, Loan B, Horizon agrees to lend to Borrower prior to the Loan C Commitment Termination Date, Loan C, and Fortress agrees to lend to Borrower prior to the Loan D Commitment Termination Date, Loan D.

(b) The Loans and the Notes. The obligation of Borrower to repay the unpaid principal amount of and interest on each Loan shall be evidenced by a Note issued to each Lender in connection with the making of its Loan.

(c) Use of Proceeds.  The proceeds of each Loan shall be used solely for working capital or general corporate purposes of Borrower.

(d) Termination of Commitment to Lend.  Notwithstanding anything in the Loan Documents, each respective Lender’s obligation to lend the undisbursed portion of its Commitment Amount to Borrower hereunder shall terminate on the earlier of (A) at such Lender’s sole election, the occurrence of any Event of Default hereunder, and (B) with respect to Loan A, the Loan A Commitment Termination Date, with respect to Loan B, the Loan B Commitment Termination Date, with respect to Loan C, the Loan C Commitment Termination Date, and with respect to Loan D, the Loan D Commitment Termination Date.  Notwithstanding the foregoing, (i) each Lender’s obligation to lend the undisbursed portion of its Commitment Amount to Borrower shall terminate if a Material Adverse Effect has occurred, and (ii) a Lender shall have no commitment to lend the undisbursed portion of its Commitment Amount during the occurrence and continuation of a Default. Borrower may terminate the Lenders’ commitment to fund the Loans upon written notice to the Lenders.

2.2 Payments.

(a) Scheduled Payments.

(i) Loan A and Loan B. Borrower shall make (A) a payment of accrued interest only to each applicable Lender on the outstanding principal amount of Loan A and Loan B on the first twenty-four (24) Payment Dates specified in the Notes applicable to Loan A and Loan B and (B) an equal payment of principal plus accrued interest to each applicable Lender on the outstanding principal amount of Loan A and Loan B on the next twenty-four (24) Payment Dates as set forth in the Notes applicable to Loan A and Loan B (collectively, the “Loan A and Loan B Scheduled Payments”).  Borrower shall make such Loan A and Loan B Scheduled Payments commencing on the dates set forth in the Notes applicable to such Loans and continuing thereafter on the first Business Day of each calendar month (each a “Payment Date”) through the Maturity Date applicable to Loan A and Loan B.  In any event, all unpaid principal and accrued interest shall be due and payable in full on the Maturity Date applicable to Loan A and Loan B.

(ii) Loan C and Loan D. Borrower shall make (i) a payment of accrued interest only to each applicable Lender on the outstanding principal amount of Loan C and Loan D on the first eighteen (18) Payment Dates specified in the Notes applicable to Loan C and Loan D and (ii) an equal payment of principal plus accrued interest to each applicable Lender on the outstanding principal amount of Loan C and Loan D on the next twenty-four (24) Payment Dates as set forth in the Notes applicable to Loan C and Loan D (collectively, the “Loan C and Loan D Scheduled Payments” and together with the Loan A and Loan B Scheduled Payments, the “Scheduled Payments”).  Borrower shall make such Loan C and Loan D Scheduled Payments commencing on the dates set forth in the Notes applicable to such Loans and continuing thereafter on each Payment Date through the Maturity Date applicable to Loan C and Loan D.  In any event, all unpaid principal and accrued interest shall be due and payable in full on the Maturity Date applicable to Loan C and Loan D.

(b) Interim Payment.  Unless the Funding Date for a Loan is the first Business Day of a calendar month, Borrower shall pay the per diem interest (accruing at the Loan Rate from the Funding Date through the last day of that month) payable with respect to such Loan on the first Business Day of the next calendar month

(c) Payment of Interest.  Borrower shall pay interest in arrears on each Loan at a per annum rate of interest equal to the Loan Rate.  The Loan Rate shall initially be calculated using the LIBOR Rate reported in the Wall Street Journal on the date which is five (5) Business Days prior to the proposed date of disbursement of the Loan, but shall thereafter be calculated for each calendar month using the LIBOR Rate reported in the Wall Street Journal on the first Business Day of such month, provided, however, that if the first calendar day of any month is not a Business Day, the Loan Rate shall be calculated using the LIBOR Rate reported in the Wall Street Journal on the Business Day immediately preceding the first Business Day of such month. Interest (including interest at the Default Rate, if applicable) shall be computed on the basis of a 360-day year for the actual number of days elapsed. Notwithstanding any other provision hereof, the amount of interest payable hereunder shall not in any event exceed the maximum amount permitted by the law applicable to interest charged on commercial loans.

(d) Application of Payments.  All payments received by Lenders prior to an Event of Default shall be applied as follows:  (i) first, to each Lender’s pro rata portion of the Lenders’ Expenses then due and owing; and (ii) second, ratably, to all Scheduled Payments then due and owing (provided, however, if such payments are not sufficient to pay the whole amount then due, such payments shall be applied first to unpaid interest at the Loan Rate, then to the remaining amounts then due).  After an Event of Default, all payments and application of proceeds shall be made as set forth in Section 9.7.

(e) Late Payment Fee.  Borrower shall pay to each Lender a late payment fee equal to six percent (6%) of any Scheduled Payment not paid when due to such Lender.

(f)  Default Rate.  Borrower shall pay interest at a per annum rate equal to the Default Rate on any amounts required to be paid by Borrower to Collateral Agent or any Lender under this Agreement or the other Loan Documents (including Scheduled Payments), payable with respect to any Loan, accrued and unpaid interest, and any fees or other amounts which remain unpaid after such amounts are due.  If an Event of Default has occurred and the Obligations have been accelerated (whether automatically or by any Lender’s election), Borrower shall pay interest on the aggregate, outstanding accelerated balance hereunder from the date of the Event of Default until all Events of Default are cured, at a per annum rate equal to the Default Rate.

(g) Final Payment.

(i) Loan A Final Payment. Borrower shall pay to Horizon a payment in the amount of Two Hundred Fifty Thousand Dollars ($250,000) (the “Loan A Final Payment”) upon the earlier of (A) payment in full of the principal balance of Loan A, (B) an Event of Default and demand by any Lender of payment in full of Loan A or (C) the Loan A Maturity Date, as applicable.

(ii)  Loan B Final Payment. Borrower shall pay to Fortress  a payment in the amount of Three Hundred Seventy-Five Thousand Dollars ($375,000) (the “Loan B Final Payment”) upon the earlier of (A) payment in full of the principal balance of Loan B, (B) an Event of Default and demand by any Lender of payment in full of Loan B or (C) the Loan B Maturity Date, as applicable.

(iii) Loan C Final Payment. Borrower shall pay to Horizon a payment in the amount of Two Hundred Fifty Thousand Dollars ($250,000) (the “Loan C Final Payment”) upon the earlier of (A) payment in full of the principal balance of Loan C, (B) an Event of Default and demand by any Lender of payment in full of Loan C or (C) the Loan C Maturity Date, as applicable.

(iv)  Loan D Final Payment. Borrower shall pay to Fortress  a payment in the amount of Three Hundred Seventy-Five Thousand Dollars ($375,000) (the “Loan D Final Payment”) upon the earlier of (A) payment in full of the principal balance of Loan D, (B) an Event of Default and demand by any Lender of payment in full of Loan D or (C) the Loan D Maturity Date, as applicable.

2.3 Prepayments.

(a) Mandatory Prepayment Upon an Acceleration.  If the Loans are accelerated following the occurrence of an Event of Default pursuant to Section 9.1(a) hereof, then Borrower, in addition to any other amounts which may be due and owing hereunder, shall immediately pay to Lenders the amount set forth in Section 2.3(b) below, as if Borrower had opted to prepay on the date of such acceleration.

(b) Optional Prepayment.  Upon five (5) Business Days’ prior written notice to Lenders, Borrower may, at its option, at any time, prepay all (and not less than all) of the outstanding Loans by simultaneously paying to each Lender an amount equal to (i) any accrued and unpaid interest on the outstanding principal balance of its Loans being prepaid; plus (ii) an amount equal to (A) if such Loan is prepaid on or before the date that is twenty-four (24) months from the Funding Date thereof, three percent (3%) of the then outstanding principal balance of such Loan, (B) if such Loan is prepaid more than twenty-four (24) months from the Funding Date thereof but on or before the date that is thirty-six (36) months from such Funding Date, two percent (2%) of the then outstanding principal balance of such Loan, or (C) if such Loan is prepaid more than thirty-six (36) months from the Funding Date thereof, one percent (1%) of the then outstanding principal balance of such Loan; plus (iii) the outstanding principal balance of such Loan; plus (iv) all other sums, if any, that shall have become due and payable hereunder.

2.4 Other Payment Terms.

(a) Place and Manner.  Borrower shall make all payments due to Lenders in lawful money of the United States.  All payments of principal, interest, fees and other amounts payable by Borrower hereunder shall be made, in immediately available funds, not later than 2:00 p.m. New York time, on the date on which such payment is due.  Borrower shall make such payments to each Lender via wire transfer or ACH as instructed by such Lender from time to time.

(b) Date.  Whenever any payment is due hereunder on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

(c) Taxes.

(i) Unless otherwise required under applicable law, any and all payments made hereunder or under the Notes shall be made free and clear of and without deduction for any Taxes; provided that if Borrower shall be required to deduct any Taxes from such payments, then (A) if such Tax is an Indemnified Tax, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.4(c)) the relevant Lender receives an amount equal to the sum it would have received had no such deductions for Indemnified Taxes been made, (B) Borrower shall make such deductions and (C) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(ii) Borrower shall indemnify each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes imposed or asserted directly on such Lender by any Governmental Authority on or attributable to amounts payable under this Agreement solely as a result of such Lender entering into this Agreement to the extent such taxes are paid by that Lender,  and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A reasonably detailed certificate as to the amount of such payment or liability delivered to Borrower by a Lender shall be conclusive absent manifest error.

(iii) As soon as practicable after any payment of Taxes by Borrower hereunder to a Governmental Authority, Borrower shall deliver to the applicable Lenders the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the applicable Lenders.

(iv) If any Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments under this Agreement, such Lender shall deliver to Borrower, as reasonably requested by Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.  Without limiting the generality of the foregoing, (a) any Lender that is a U.S. Person shall deliver to Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), an executed IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax and (b) any Lender that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower) an executed IRS Form W-8BEN, W-8BEN-E, W-8ECI or W-8YMI, as applicable, claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made, including in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, a certificate to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.  Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so.

(v) If a Lender receives a refund in respect of Taxes paid by Borrower pursuant to this Section 2.4(c), which in the sole discretion of such Lender exercised in good faith is allocable to such payment, it shall promptly pay such refund, together with any other amounts paid by Borrower in connection with such refunded Taxes, to Borrower, net of all reasonable out-of-pocket expenses (including any Taxes to which such Lender has become subject as a result of its receipt of such refund) of such Lender incurred in obtaining such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of the applicable Lender, shall repay to such Lender amounts paid over pursuant to the preceding clause (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (v), in no event will any Lender be required to pay any amount to Borrower pursuant to this paragraph (v) the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any Lender to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to Borrower or any other Person.

2.5 Procedure for Making the Loans.

(a) Notice.  Borrower shall notify each Lender of the date on which Borrower desires a Lender to make any Loan at least five (5) Business Days in advance of the desired Funding Date (except with respect to each of Loan A and Loan B which shall each be made by Lenders to Borrower on the date of this Agreement), unless the relevant Lender elects at its sole discretion to allow the Funding Date for a Loan to be made by such Lender to be within five (5) Business Days of Borrower’s notice.  Borrower’s execution and delivery to Lenders of one or more Notes in respect of a Loan shall be Borrower’s agreement to the terms and calculations thereunder with respect to such Loan.  Each Lender’s obligation to make any Loan shall be expressly subject to the satisfaction of the conditions set forth in Section 3.

(b) Loan Rate Calculation.  Prior to each Funding Date for any Loan, Lenders shall establish the Loan Rate with respect to such Loan, which shall be set forth in the Note to be executed by Borrower with respect to such Loan and shall be conclusive in the absence of a manifest error.

(c) Disbursement. Lenders shall disburse the proceeds of each Loan by wire transfer to Borrower at the account specified in the Funding Certificate for such Loan.

2.6 Good Faith Deposit; Legal and Closing Expenses; and Commitment Fee.

(a) Good Faith Deposit.  Borrower has delivered to Horizon a good faith deposit in the amount of Fifty Thousand Dollars ($50,000) (the “Good Faith Deposit”).  The Good Faith Deposit paid to Horizon will be credited to the Commitment Fee payable to the Lenders. If the initial Funding Date does not occur, Lenders shall retain the Good Faith Deposit as compensation for their time, expenses and opportunity cost.

(b) Legal, Due Diligence and Documentation Expenses. Concurrently with its execution and delivery of this Agreement, Borrower shall pay to Lenders their reasonable legal, due diligence and documentation expenses in connection with the negotiation and documentation of this Agreement and the Loan Documents.

(c) Commitment Fee. Borrower shall pay concurrently with its execution and delivery of this Agreement a commitment fee to Horizon in the amount of One Hundred Thousand Dollars ($100,000) and a commitment fee to Fortress in the amount of One Hundred Fifty Thousand Dollars ($150,000) (collectively, the “Commitment Fee”).  The Commitment Fee shall be retained by the applicable Lender and be deemed fully earned upon receipt notwithstanding any subsequent termination of the commitments.

3. Conditions of Loan.

3.1 Conditions Precedent to Closing.  At the time of the execution and delivery of this Agreement, each Lender shall have received, in form and substance reasonably satisfactory to such Lender, all of the following:

(a) Loan Agreement. This Agreement duly executed by Borrower, Collateral Agent and Lenders.

(b) Warrants. The Warrants duly executed by Borrower.

(c) Secretary’s Certificate. A certificate of the secretary or assistant secretary of Borrower, dated as of the date hereof, with copies of the following documents attached:  (i) the certificate of incorporation and bylaws (or equivalent documents) of Borrower certified by Borrower as being complete and in full force and effect on the date thereof, (ii) incumbency and representative signatures, and (iii) resolutions authorizing the execution and delivery of this Agreement and each of the other Loan Documents.

(d) Good Standing Certificates.  A good standing certificate from Borrower’s state of organization and the state in which Borrower’s principal place of business is located, each dated as of a date no earlier than thirty (30) days prior to the date hereof.

(e) Certificate of Insurance.  Evidence of the insurance coverage required by Section 6.8 of this Agreement.

(f) Consents.  All necessary consents of shareholders and other third parties with respect to the execution, delivery and performance of this Agreement, the Warrants and the other Loan Documents.

(g) Legal Opinion.  A legal opinion of Borrower’s counsel, dated as of the date hereof, covering the matters set forth in Exhibit D hereto.

(h) Account Control Agreements.  Account Control Agreements for all of Borrower’s deposit accounts and securities accounts (except as explicitly permitted pursuant to Section 7.13 hereof) duly executed by all of the parties thereto.

(i) Investors’ Rights Agreement.  A copy of Borrower’s Investors’ Rights Agreement and any amendments thereto, including any such amendment required under the terms of the Warrants.

(j) Fees and Expenses.  Payment of all fees and expenses then due hereunder or under any other Loan Document.

(k) Other Documents. Such other documents and completion of such other matters, as any Lender may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to Making Loan A and Loan B. The obligation of the applicable Lender to make Loan A or Loan B is further subject to satisfaction of the following conditions as of the applicable Funding Date:

(a) No Default. No Default or Event of Default shall have occurred and be continuing.

(b) Landlord Agreements. Borrower shall have provided Lenders with a Landlord Agreement for each location where Borrower’s books and records and the Collateral (other than (i) clinical trial materials, patient materials and generic kits, (ii) laptops and similar equipment maintained by Borrower’s employees, and (iii) other Collateral with an aggregate value not to exceed $100,000)  is located (unless Borrower is the fee owner thereof).

(c) Note. Borrower shall have duly executed and delivered a Note in the amount of the Loan A to Horizon, and a Note in the amount of Loan B to Fortress.

(d) UCC Financing Statements.  Lenders shall have received such documents, instruments and agreements, including UCC financing statements or amendments to UCC financing statements and UCC financing statement searches, as any Lender shall reasonably request to evidence the perfection and priority of the security interests granted to Collateral Agent and Lenders pursuant to Section 4. Borrower authorizes Collateral Agent and Lenders to file any UCC financing statements, continuations of or amendments to UCC financing statements they deem necessary to perfect its security interest in the Collateral.

(e) Funding Certificate.  Borrower shall have duly executed and delivered to Lenders a Funding Certificate for such Loans.

(f) Representations and Warranties.  The representations and warranties made by Borrower in Section 5 and in the other Loan Documents shall be true and correct in all material respects as of such Funding Date (except for any representations and warranties that specifically relate to a prior date, which shall be true and correct in all material respects as of such earlier date).

(g) Other Documents.  Borrower shall have provided Lenders with such other documents and completion of such other matters, as any Lender may reasonably deem necessary or appropriate.

3.3 Conditions Precedent to Making Loan C and Loan D. The obligation of the applicable Lender to make Loan C or Loan D is further subject to satisfaction of the following conditions as of the applicable Funding Date:

(a) No Default. No Default or Event of Default shall have occurred and be continuing.

(b) Note. Borrower shall have duly executed and delivered a Note in the amount of the Loan C to Horizon, and a Note in the amount of Loan D to Fortress.

(c) Funding Certificate.  Borrower shall have duly executed and delivered to Lenders a Funding Certificate for such Loans.

(d) Representations and Warranties.  The representations and warranties made by Borrower in Section 5 and in the other Loan Documents shall be true and correct in all material respects as of such Funding Date (except for any representations and warranties that specifically relate to a prior date, which shall be true and correct in all material respects as of such earlier date).

(e) Phase III Trial Enrollment. Borrower shall have provided Lenders with evidence reasonably satisfactory to Lenders that on or prior to June 30, 2015, Borrower has completed the enrollment and randomization of patients in Borrower’s Phase III trial of AGS-003.

3.4 Covenant to Deliver.  Borrower agrees (not as a condition but as a covenant) to deliver to Lenders each item required to be delivered to Lenders as a condition to each Loan, if such Loan is advanced.  Borrower expressly agrees that the extension of any Loan prior to the receipt by a Lender of any such item shall not constitute a waiver by such Lender of Borrower’s obligation to deliver such item, and any such extension in the absence of a required item shall be in each Lender’s sole discretion.

4. Creation of Security Interest.

4.1 Grant of Security Interests.  Borrower grants to Collateral Agent and each Lender a valid, continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt, full and complete payment of any and all Obligations and in order to secure prompt, full and complete performance by Borrower of each of its covenants and duties under each of the Loan Documents (other than the Warrants). The “Collateral” shall mean and include all right, title, interest, claims and demands of Borrower in the following:

(a) All goods (and embedded computer programs and supporting information included within the definition of “goods” under the Code) and equipment now owned or hereafter acquired, including all laboratory equipment, computer equipment, office equipment, machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

(b) All inventory now owned or hereafter acquired, including all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s books relating to any of the foregoing;

(c) All contract rights and general intangibles, now owned or hereafter acquired, including goodwill, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, software, computer programs, computer disks, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payment intangibles, commercial tort claims, payments of insurance and rights to payment of any kind, in each case, except to the extent included within the definition of Intellectual Property;

(d) All now existing and hereafter arising accounts, contract rights, royalties, license rights, license fees and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower (subject, in each case, to the contractual rights of third parties to require funds received by Borrower to be expended in a particular manner), whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s books relating to any of the foregoing;

(e) All documents, cash, deposit accounts, letters of credit and letters of credit rights (whether or not the letter of credit is evidenced by a writing) and other supporting obligations, certificates of deposit, instruments, promissory notes, chattel paper (whether tangible or electronic) and investment property, including all securities, whether certificated or uncertificated, security entitlements, securities accounts, commodity contracts and commodity accounts, and all financial assets held in any securities account or otherwise, wherever located, now owned or hereafter acquired and Borrower’s books relating to the foregoing; and

(f) To the extent not covered by clauses (a) through (e), all other personal property of the Borrower, whether tangible or intangible, and any and all rights and interests in any of the above and the foregoing and, any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof, including insurance, condemnation, requisition or similar payments and proceeds of the sale or licensing of Intellectual Property to the extent such proceeds no longer constitute Intellectual Property.

Notwithstanding the foregoing, Lenders shall be granted a Lien on all equipment that is subject to the Invetech Agreement, which Lien shall be junior only to the Lien on such equipment maintained by Invetech pursuant to a subordination or similar agreement among Lenders and Invetech.

Notwithstanding the foregoing, the Collateral shall not include any (i) any equipment or other property subject to the Liens set forth in clause (e) and (f) of the definition of Permitted Liens (to the extent the Liens created hereunder would violate or invalidate the documents relating to such purchase money lien, capital lease or other applicable agreement or would create a right of termination in favor of, or require the consent of, any party thereto) or (m) of the definition of Permitted Liens, or (ii) Borrower’s Intellectual Property; provided, however, that the Collateral shall include all accounts receivables, accounts, and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”).  Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the date hereof, include the Intellectual Property to the extent necessary to permit perfection of Collateral Agent’s and Lenders’ security interest in the Rights to Payment.

4.2 After-Acquired Property.  If Borrower shall at any time acquire a commercial tort claim, as defined in the Code, with a potential value in excess of Two Hundred Fifty Thousand Dollars ($250,000), Borrower shall immediately notify Collateral Agent in writing signed by Borrower of the brief details thereof and upon request of Collateral Agent, grant to Collateral Agent and each Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Collateral Agent.

4.3 Duration of Security Interest.  Collateral Agent’s and each Lender’s security interest in the Collateral shall continue until the payment in full and the satisfaction of all Obligations, and termination of each Lender’s commitment to fund the Loans, whereupon such security interest shall terminate.  Collateral Agent and each Lender shall, at Borrower’s sole cost and expense, execute such further documents and take such further actions as may be reasonably necessary to make effective the release contemplated by this Section 4.3, including duly authorizing and delivering termination statements for filing in all relevant jurisdictions under the Code.

4.4 Location and Possession of Collateral.  The Collateral (other than (a) clinical trial materials, patient materials, generic kits and laptops and similar equipment maintained by Borrower’s employees and (b) other Collateral with an aggregate value not to exceed $100,000) is and shall remain in the possession of Borrower at its location listed on the cover page hereof or as set forth in the Disclosure Schedule, or at such other location as to which Borrower has provided written notice to the Collateral Agent.  Borrower shall remain in full possession, enjoyment and control of the Collateral (other than (a) clinical trial materials, patient materials, generic kits and laptops and similar equipment maintained by Borrower’s employees and (b) other Collateral with an aggregate value not to exceed $100,000) and so long as no Event of Default has occurred, shall be entitled to manage, operate and use the same and each part thereof with the rights and franchises appertaining thereto; provided that the possession, enjoyment, control and use of the Collateral shall at all times be subject to the observance and performance of the terms of this Agreement.

4.5 Delivery of Additional Documentation Required.  Borrower shall from time to time execute and deliver to Collateral Agent, at the request of Collateral Agent, all financing statements and other documents Collateral Agent may reasonably request, in form reasonably satisfactory to Collateral Agent, to perfect and continue Collateral Agent’s and Lenders’ perfected security interests in the Collateral and in order to consummate fully all of the transactions contemplated under the Loan Documents.

4.6 Right to Inspect.  Collateral Agent and each Lender (through any of their officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours, to inspect the books and records of Borrower and Subsidiaries and to make copies thereof and to inspect, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral; provided, that, prior to an Event of Default, Collateral Agent and Lenders shall make such inspection, in the aggregate, not more than once in any calendar year.

4.7 Protection of Intellectual Property.  Borrower shall:

(a) To the extent required in the exercise of Borrower’s reasonable judgment, protect, defend and maintain the validity and enforceability of its Intellectual Property material to Borrower’s business and promptly advise Collateral Agent in writing of material infringements;

(b) not allow any patent family included as part of the Intellectual Property material to Borrower’s business to be abandoned, if such abandonment would be detrimental to the Borrower, without the Lenders’ prior written consent, which shall not be unreasonably withheld;

(c)  provide written notice to the Collateral Agent within ten (10) days after entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public); and

(d) take such commercially reasonable steps as Collateral Agent requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License entered into after the date of this Agreement to be deemed “Collateral” and for Collateral Agent and Lenders to have a security interest in it that otherwise would reasonably be expected to be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii)  Collateral Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with the Collateral Agent’s or Lenders’ rights and remedies under this Agreement and the other Loan Documents.

5. Representations and Warranties.  Except as set forth in the Disclosure Schedule, Borrower represents and warrants as follows:

5.1 Organization and Qualification.  Each of Borrower and its Subsidiaries is a corporation duly organized and validly existing under the laws of its state of incorporation and qualified and licensed to do business in, and is in good standing in, any jurisdiction in which the conduct of its business or its ownership of Property requires that it be so qualified and licensed or in which the Collateral is located, except for such states as to which any failure to so qualify would not have a Material Adverse Effect.

5.2 Authority.  Borrower has all necessary power and authority to execute, deliver, and perform in accordance with the terms thereof, the Loan Documents to which it is a party.  Borrower and Subsidiaries have all requisite power and authority to own and operate their Property and to carry on their businesses as now conducted. Borrower and Subsidiaries have obtained all licenses, permits, approvals and other authorizations necessary for the operation of their business.

5.3 Conflict with Other Instruments, etc.  Neither the execution and delivery of any Loan Document to which Borrower is a party nor the consummation of the transactions therein contemplated nor compliance with the terms, conditions and provisions thereof will conflict with or result in a breach of any of the terms, conditions or provisions of the certificate of incorporation, the by-laws, or any other organizational documents of Borrower or violate in any material respect any law or any regulation, order, writ, injunction or decree of any court or Governmental Authority by which Borrower or any Subsidiary or any of their respective property or assets may be bound or affected or any material agreement or instrument to which Borrower is a party or by which it or any of its Property is bound or to which it or any of its Property is subject, or constitute a default thereunder or result in the creation or imposition of any Lien, other than Permitted Liens.

5.4 Authorization; Enforceability.  The execution and delivery of this Agreement, the granting of the security interest in the Collateral, the incurrence of the Loans, the execution and delivery of the other Loan Documents to which Borrower is a party and the consummation of the transactions herein and therein contemplated have each been duly authorized by all necessary action on the part of Borrower.  No authorization, consent, approval, license or exemption of, and no registration, qualification, designation, declaration or filing with, or notice to, any Person is, except for those which have been made or obtained, was or will be necessary to (a) the valid execution and delivery of any Loan Document to which Borrower is a party, (b) the performance of Borrower’s obligations under any Loan Document or (c) the granting of the security interest in the Collateral, except for filings in connection with the perfection of the security interest in any of the Collateral or the issuance of the Warrants.  The Loan Documents have been duly executed and delivered and constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity.

5.5 No Prior Encumbrances.  Borrower has good and marketable title to the Collateral, free and clear of Liens except for Permitted Liens. Borrower has good title and ownership of, or is licensed under, all of Borrower’s current Intellectual Property. Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) Permitted Licenses, (b) over-the-counter software that is commercially available to the public, (c) co-owned Intellectual property in the ordinary course of business, and (d) Intellectual Property licensed to Borrower.  As of the date of this Agreement, all material Intellectual Property licensed to Borrower (other than over the counter software), including all Restricted Licenses that Borrower is party to or bound by, are noted on the Disclosure Schedule.  Each patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part.  Borrower has not received any communications alleging that Borrower has violated, or by conducting its business as proposed, would violate any proprietary rights of any other Person, in each case that would reasonably be expected to have a Material Adverse Effect.  Borrower has no knowledge of any infringement or violation by it of the intellectual property rights of any third party and has no knowledge of any violation or infringement by a third party of any of its Intellectual Property, in each case that would reasonably be expected to have a Material Adverse Effect.  The Collateral and the Intellectual Property constitute substantially all of the assets and property of Borrower.

5.6 Security Interest.  Assuming the proper filing of one or more financing statement(s) identifying the Collateral with the proper state and/or local authorities, the security interests in the Collateral granted to Collateral Agent and each Lender pursuant to this Agreement (a) constitute and will continue to constitute first priority security interests (except to the extent any Permitted Liens may have a superior priority to Collateral Agent’s and Lenders’ Lien under this Agreement) and (b) are and will continue to be superior and prior to the rights of all other creditors of Borrower (except to the extent of such Permitted Liens).

5.7 Name; Location of Chief Executive Office, Principal Place of Business and Collateral.   As of the date of this Agreement, Borrower has not done business under any name other than that specified on the signature page hereof.  Borrower’s jurisdiction of incorporation, chief executive office and principal place of business are presently located in the state and at the address set forth on the cover page of this Agreement.  The Collateral is presently located at the address set forth on the cover page hereof or as set forth in the Disclosure Schedule.

5.8 Litigation.  There are no actions or proceedings pending by or against Borrower or any Subsidiary before any court, arbitral tribunal, regulatory organization, administrative agency or similar body in which there is a reasonable likelihood of an adverse decision that would reasonably be expected to have a Material Adverse Effect.  Borrower does not have knowledge of any such pending or threatened actions or proceedings.

5.9 Financial Statements. All financial statements relating to Borrower or any Subsidiary that have been or may hereafter be delivered by Borrower to Collateral Agent or a Lender present fairly in all material respects Borrower’s Consolidated financial condition as of the date thereof and Borrower’s Consolidated results of operations for the period then ended.

5.10 No Material Adverse Effect.  No event has occurred and no condition exists which would reasonably be expected to have a Material Adverse Effect since December 31, 2013.

5.11 Full Disclosure.  No written representation, warranty or other statement made by Borrower in any Loan Document (including the Disclosure Schedule), certificate or written statement furnished to Collateral Agent or any Lender, taken together with all other representations, warranties and statements, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

5.12 Solvency, Etc. Borrower is Solvent (as defined below) and, after the execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby, Borrower will be Solvent.  “Solvent” means, with respect to any Person on any date, that on such date (a) the fair value of the property of such Person is greater than the fair value of the liabilities (including contingent liabilities) of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.

5.13 Subsidiaries. As of the date hereof, Borrower has no Subsidiaries, other than DC Bio Corp., a Nova Scotia unlimited liability company.

5.14 Catastrophic Events; Labor Disputes. None of Borrower, any Subsidiary or any of their respective Property is or has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or other casualty that would reasonably be expected to have a  Material Adverse Effect.  There are no disputes presently subject to grievance procedure, arbitration or litigation under any of the collective bargaining agreements, employment contracts or employee welfare or incentive plans to which Borrower or any Subsidiary is a party, and there are no strikes, lockouts, work stoppages or slowdowns, or, to the knowledge of Borrower, jurisdictional disputes or organizing activity occurring or threatened, in each case, which would reasonably be expected to have a  Material Adverse Effect.

5.15 Certain Agreements of Officers, Employees and Consultants.

(a) No Violation. To the knowledge of Borrower, no officer, employee or consultant of Borrower is, or is now expected to be, in material violation of any term of any employment contract, proprietary information agreement, nondisclosure agreement, noncompetition agreement or any other material contract or agreement or any restrictive covenant relating to the right of any such officer, employee or consultant to be employed by Borrower because of the nature of the business conducted or to be conducted by Borrower or relating to the use of trade secrets or proprietary information of others, that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect and to Borrower’s knowledge, the continued employment of Borrower’s officers, employees and consultants does not subject Borrower to any material liability for any claim or claims arising out of or in connection with any such contract, agreement, or covenant that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b) No Present Intention to Terminate. To the knowledge of Borrower, no officer of Borrower, and no employee or consultant of Borrower whose termination, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, has any present intention of terminating his or her employment or consulting relationship with Borrower.

5.16 No Plan Assets.  Neither Borrower nor any Subsidiary is an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of Borrower or any Subsidiary constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101.  In addition, (a) neither Borrower nor any Subsidiary is a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower or any Subsidiary are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Internal Revenue Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Loan Agreement.

5.17  Blocked Person.  To the best of Borrower’s knowledge, as of the date hereof and at all times throughout the term of this Agreement, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, (a) (i) none of the funds or other assets of Borrower or any Subsidiary constitute property of, and (ii) none of the funds or other assets of any of Borrower’s or any of Borrower’s Subsidiary’s Affiliates constitute property of, or are beneficially owned, directly or indirectly, by any Blocked Person with the effect that the Loans are in violation of applicable law; (b) no Blocked Person has any interest of any nature whatsoever in Borrower, any Subsidiary or in their Affiliates, with the result that the investment in the respective party (whether directly or indirectly), is prohibited by applicable law with the effect that the Loans are in violation of applicable law; and (c) none of the funds of Borrower, any Subsidiary or of their Affiliates have been (or will be) derived from any unlawful activity with the result that the investment in the respective party (whether directly or indirectly), is prohibited by applicable law, in each case, with the effect thatthe Loans are in violation of applicable law.

5.18 Regulatory Compliance. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.  Neither Borrower nor any Subsidiary is or is required to register as an “investment company” the Investment Company Act of 1940.  Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no proceeds of any Loan will be used to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

5.19 Payment of Taxes.  All federal and other material tax returns, reports and statements (including any attachments thereto or amendments thereof) of Borrower and its Subsidiaries filed or required to be filed by any of them have been timely filed (or extensions have been obtained and such extensions have not expired) and all Taxes shown on such tax returns or otherwise due and payable and all other material Taxes of Borrower and its Subsidiaries otherwise due and payable have been paid when due and payable, except for the payment of any such Taxes which are being diligently contested by Borrower or its Subsidiaries in good faith by appropriate proceedings and for which adequate reserves have been made under GAAP.  To the knowledge of Borrower, no tax return of Borrower or any Subsidiary is currently under an audit or examination, and Borrower has not received written notice of any proposed audit or examination, in each case, where a material amount of tax is at issue.  Borrower is not an “S corporation” within the meaning of Section 1361(a)(1) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

6. Affirmative Covenants.  Borrower, until the full and complete payment of the Obligations, covenants and agrees that:

6.1 Good Standing.  Borrower shall maintain, and cause each of its Subsidiaries to maintain, its corporate existence and its good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect.  Borrower shall maintain, and cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which would reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, Borrower shall be permitted to dissolve DC Bio Corp., a Nova Scotia unlimited liability company, provided that upon such dissolution, any assets of such entity be transferred to Borrower and become Collateral to which the Collateral Agent and Lenders are granted a security interest.

6.2 Government Compliance.  Borrower shall comply, and cause each of its Subsidiaries to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which would reasonably be expected to have a Material Adverse Effect.

6.3 Financial Statements, Reports, Certificates.  Borrower shall deliver to each Lender promptly as they are available and in any event: (a) at the time of filing of Borrower’s Form 10-K with the Securities and Exchange Commission after the end of each fiscal year of Borrower (and in any event within ninety (90) days following the end of each fiscal year), the financial statements of Borrower filed or required to be filed with such Form 10-K; and (b) at the time of filing of Borrower’s Form 10-Q with the Securities and Exchange Commission after the end of each of the first three fiscal quarters of each fiscal year of Borrower (and in any event within forty-five (45) days following the end of each of the first three fiscal quarters of the fiscal year) the financial statements of Borrower filed or required to be filed with such Form 10-Q.  In addition, Borrower shall deliver to each Lender (i) promptly upon becoming available, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders, (ii) such other financial information as any Lender may reasonably request from time to time, and (iii) promptly upon receipt of written notice thereof, a report of any material legal actions pending or threatened against Borrower or any Subsidiary or the commencement of any action, proceeding or governmental investigation involving Borrower or any Subsidiary is commenced that is reasonably expected to result in damages or costs to Borrower of One Hundred Thousand Dollars ($100,000). The items specified in Section 6.3(a) and 6.3(b) shall be deemed delivered upon posting with EDGAR or posting the items or a link thereto on the Borrower’s website.

6.4 Certificates of Compliance.  Each time financial statements are furnished pursuant to Section 6.3 above, Borrower shall deliver to each Lender an Officer’s Certificate signed by a Responsible Officer in the form of, and certifying to the matters set forth in Exhibit E hereto.

6.5 Notice of Defaults.  As soon as possible, and in any event within five (5) Business Days after the discovery of a Default or an Event of Default, Borrower shall provide each Lender with an Officer’s Certificate setting forth the facts relating to or giving rise to such Default or Event of Default and the action which Borrower proposes to take with respect thereto.

6.6 Taxes.  Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material Taxes required of it by law or imposed upon any Property belonging to it, and will execute and deliver to Collateral Agent and Lenders, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and cause each Subsidiary to make, timely payment or deposit of all material Tax payments and withholding Taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Collateral Agent and Lenders with proof satisfactory to each Lender indicating that Borrower and each Subsidiary has made such payments or deposits; provided that Borrower need not make (or cause any Subsidiary to make) any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings which suspend the collection thereof  (provided that such proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral or Collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such amounts or reserves sufficient to discharge such amounts have been provided on the books of Borrower). In addition, Borrower shall not change, and shall not permit any Subsidiary to change, its respective jurisdiction of residence for taxation purposes (except to another jurisdiction within the United States with prior written notice pursuant to Section 7.1 hereof).

6.7 Use; Maintenance. Borrower shall keep and maintain all items of equipment and other similar types of personal property that form any significant portion or portions of the Collateral in good operating condition and repair, ordinary wear and tear excepted, and shall make all necessary replacements thereof and renewals thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved.  Borrower shall not permit any such material item of Collateral to become a fixture to real estate or an accession to other personal property of another Person, without the prior written consent of Collateral Agent.  Borrower shall not permit any such material item of Collateral to be operated or maintained in violation of any applicable law, statute, rule or regulation.  With respect to items of leased equipment (to the extent Collateral Agent and Lenders have any security interest in any residual Borrower’s interest in such equipment under the lease), Borrower shall keep, maintain, repair, replace and operate such leased equipment in accordance in all material respects with the terms of the applicable lease.

6.8 Insurance. So long as there are any Obligations outstanding under the Loan Documents, Borrower shall keep its business and the Collateral insured for risks and in amounts comparable for companies in Borrower’s industry and location, and as Collateral Agent may reasonably request.  Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to the Collateral Agent.  All property policies shall have a lender’s loss payable endorsement showing Collateral Agent and each Lender as an additional loss payee and all general liability policies shall show Collateral Agent and each Lender as an additional insured and all policies shall provide that the insurer must give Collateral Agent at least thirty (30) days notice before canceling its policy  At Collateral Agent’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments.  Proceeds payable under any property policy shall, at Collateral Agent’s or any Lender’s option, be payable to Collateral Agent, for the benefit of Lenders, or to Lenders on account of the Obligations.  Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any property policy, toward the replacement or repair of destroyed or damaged property; provided that (a) any such replaced or repaired property (i) shall be of equal, like or greater value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Collateral Agent and Lenders have been granted a first priority security interest (except to the extent any Permitted Liens are permitted to have a superior priority to Collateral Agent’s and Lenders’ Lien) and (b) after the occurrence and during the continuation of an Event of Default all proceeds payable under such property policy shall, at the option of Collateral Agent or any Lender, be payable to Collateral Agent, for the benefit of Lenders, or to Lenders on account of the Obligations.  If Borrower fails to obtain insurance as required under Section 6.8 or to pay any amount or furnish any required proof of payment to third persons and Collateral Agent, Collateral Agent may make all or part of such payment or obtain such insurance policies required in Section 6.8, and take any action under the policies Collateral Agent deems prudent. On or prior to the first Funding Date and prior to each policy renewal, Borrower shall furnish to Collateral Agent certificates of insurance or other evidence reasonably satisfactory to Collateral Agent that insurance complying with all of the above requirements is in effect.

6.9 Further Assurances.  At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Collateral Agent or any Lender to make effective the purposes of this Agreement, including the continued perfection and priority of Collateral Agent’s and Lenders’ security interest in the Collateral.

6.10  Subsidiaries. Borrower, upon any Lender’s request, shall cause any Subsidiary to provide Lenders and Collateral Agent with a guaranty of the Obligations and a security interest in such Subsidiary’s assets (of substantially the same scope as the Collateral) to secure such guaranty, in each case on terms reasonably satisfactory to Collateral Agent and Lenders.

6.11 Keeping of Books.  Borrower shall keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of Borrower in accordance with GAAP.

7. Negative Covenants.  Borrower, until the full and complete payment of the Obligations, covenants and agrees that Borrower shall not:

7.1 Chief Executive Office.  Change its name, jurisdiction of incorporation, chief executive office, principal place of business or any of the items set forth in Section 1 of the Disclosure Schedule without thirty (30) days prior written notice to Collateral Agent.

7.2 Collateral Control.  Subject to its rights under Sections 4.4 and 7.4, remove any items of Collateral (other than (a) clinical trial materials, patient materials and generic kits, (b) laptops and similar equipment maintained by Borrower’s employees, and (c) other Collateral with an aggregate value not to exceed $100,000) from Borrower’s facility located at the address set forth on the cover page hereof or as set forth on the Disclosure Schedule; provided that Borrower may move any such Collateral to any location upon thirty (30) days prior written notice to Lenders; provided further that the Borrower provides the Collateral Agent with a landlord (or bailee) agreement for each such location (unless Borrower is the fee owner thereof).

7.3 Liens.  (a) Create, incur, allow or suffer, or permit any Subsidiary to create, incur, allow or suffer, any Lien on any of its property, or assign or convey any right to receive income, including the sale of any accounts, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein (except for Permitted Liens that are permitted by the terms of this Agreement or by operation of law to have priority to Collateral Agent’s and Lenders’ Liens), or (b) enter into any agreement, document, instrument or other arrangement (except with or in favor of Collateral Agent, for the benefit of Lenders, or Lenders) with any Person which prohibits Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except (i) as otherwise permitted in Section 7.4 hereof,  (ii) pursuant to licenses or other agreements with respect to which Borrower is the licensee of Intellectual Property, including Restricted Licenses, subject to any requirements set forth in Section 4.7(d) hereof, (iii) pursuant to the documents, instruments and agreements permitted in the definition of “Permitted Liens” herein, (iv) for restrictions on co-owned property pursuant to material transfer agreements or similar agreements in the ordinary course of business, and (v) pursuant to any merger, acquisition or similar agreement for a change of control of Borrower which requires that the Obligations are to be repaid or the consent of the Collateral Agent and the Lenders shall be obtained as a condition to the consummation of the transaction.

7.4 Other Dispositions of Collateral.  Convey, sell, lease or otherwise dispose, or permit any Subsidiary to convey, sell, lease or otherwise dispose, of all or any part of the Collateral to any Person (collectively, a “Transfer”), except for: (a) Transfers of inventory in the ordinary course of business; (b) Transfers of worn-out or obsolete equipment made in the ordinary course of business; and (c) Transfers permitted under subclause (f) of the definition of Permitted Liens with respect to Collateral.

7.5 Distributions.  (a) Pay any dividends or make any distributions, or permit any Subsidiary to pay any dividends or make any distributions, on their respective Equity Securities (except dividends or distributions to Borrower); (b) repurchase, redeem, retire, defease or otherwise acquire, or permit any Subsidiary to repurchase, redeem, retire, defease or otherwise acquire, for value any of their respective Equity Securities (other than repurchases pursuant to the terms of employee stock purchase plans, restricted stock agreements or options under the Borrower’s stock incentive plans, or similar arrangements in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) in any fiscal year); (c) return, or permit any Subsidiary to return, any capital to any holder of its Equity Securities as such (except to Borrower); (iv) make, or permit any Subsidiary to make, any distribution of assets, Equity Securities, obligations or securities to any holder of its Equity Securities as such (except to Borrower); or (v) set apart any sum for any such purpose; provided, however, Borrower may pay dividends payable solely in Borrower’s common stock.

7.6 Mergers or Acquisitions.  Merge or consolidate, or permit any Subsidiary to merge or consolidate, with or into any other Person or acquire, or permit any Subsidiary to acquire, all or substantially all of the capital stock or assets of another Person; provided that (a) any Subsidiary may merge into another Subsidiary and (b) any Subsidiary may merge into Borrower so long as Borrower is the surviving entity.

7.7 Change in Business.  Engage, or permit any Subsidiary to engage, in any business other than the businesses currently engaged in by Borrower or such Subsidiary, as applicable, or reasonably related thereto.

7.8 Transactions With Affiliates; Creation of Subsidiaries. (a) Enter, or permit any Subsidiary to enter, into any contractual obligation with any Affiliate or engage in any other transaction with any Affiliate except upon terms at least as favorable to Borrower or such Subsidiary, as applicable, as an arms-length transaction with Persons who are not Affiliates of Borrower or (b) create a Subsidiary without providing at least 10 Business Days advance notice thereof to Lenders and, if requested by Lenders, such Subsidiary guarantees the Obligations and grants a security interest in its assets (of substantially similar scope as the Collateral) to secure such guaranty, in each case on terms reasonably satisfactory to Collateral Agent and Lenders.

7.9 Indebtedness Payments. (a) Prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled repayment thereof any Indebtedness for borrowed money (other than amounts due or permitted to be prepaid under this Agreement) or capital lease obligations (as such term is defined under GAAP as of the date hereof), (b) amend, modify or otherwise change the terms of any Indebtedness for borrowed money or capital lease obligations (as such term is defined under GAAP as of the date hereof) so as to accelerate the scheduled repayment thereof or (c) repay any notes to officers, directors or shareholders.

7.10 Indebtedness.  Create, incur, assume or permit, or permit any Subsidiary to create, incur or permit, to exist any Indebtedness except Permitted Indebtedness.

7.11 Investments.  Make, or permit any Subsidiary to make, any Investment except for Permitted Investments.

7.12 Compliance.

(a) (i) Become, or permit any Subsidiary to become, an “investment company” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Loan for that purpose; (ii) become, or permit any Subsidiary to become, subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money; or  (iii) fail, or permit any Subsidiary to fail, to meet the minimum funding requirements of the Employment Retirement Income Security Act of 1974, and its regulations, as amended from time to time (“ERISA”), permit, or permit any Subsidiary to permit, a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; (iv) fail, or permit any Subsidiary to fail, to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have Material Adverse Effect.

(b) Lenders hereby notify Borrower that pursuant to the requirements of Anti-Terrorism Laws, and each Lender’s policies and practices, each Lender is required to obtain, verify and record certain information and documentation that identifies Borrower and its principals, which information includes the name and address of Borrower and its principals and such other information that will allow such Lender to identify such party in accordance with Anti-Terrorism Laws.  Borrower will not, nor will Borrower permit any Subsidiary or Affiliate controlled by Borrower to, directly or indirectly, enter into any documents, instruments, agreements or contracts with any Blocked Person.  Borrower shall immediately notify each Lender if Borrower has knowledge that Borrower or any Affiliate controlled by Borrower becomes listed on the OFAC list of Specially Designated Nationals and Blocked Persons or Sectoral Sanctions Identification list or (i) is convicted on, (ii) pleads nolo contendere to, (iii) is indicted on or (iv) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.  Borrower will not, nor will Borrower permit, except as may be authorized by applicable law, any Subsidiary or Affiliate  controlled by Borrower to, directly or indirectly, (A) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (B) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law or (C) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

7.13 Maintenance of Accounts.  (a) Maintain any deposit account or securities account except accounts with respect to which Collateral Agent is able to take such actions as Lenders reasonably deem necessary to obtain a perfected security interest in such accounts through one or more Account Control Agreements (other than accounts securing reimbursement obligations with respect to letters of credit included in clause (g) of the definition of Permitted Indebtedness; provided, however that the amount on deposit in such accounts securing reimbursement obligations with respect to such letters of credit shall not exceed $1,325,000); or (b) grant or allow any other Person (other than Collateral Agent or Lenders) to perfect a security interest in, or enter into any agreements with any Persons (other than Collateral Agent or Lenders) accomplishing perfection via control as to, any of its deposit accounts or accounts holding securities other than to secured obligations to letter of credit issuers incurred in accordance with clause (g) of the definition of Permitted Indebtedness. Notwithstanding the foregoing, Borrower or its Subsidiaries may maintain one or more accounts with Bank of America over which the Collateral Agent does not maintain an Account Control Agreement, provided that the aggregate amount on deposit in such accounts at Bank of America does not exceed One Hundred Thousand Dollars ($100,000).

7.14 Negative Pledge Regarding Intellectual Property.  Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Lien of any kind upon any Intellectual Property or Transfer any Intellectual Property, whether now owned or hereafter acquired, other than  as permitted under (a)  Section 7.4, and (b) clause (f) of the definition of Permitted Liens.

7.15. Medinet.  Make any payment to Medinet, or amend the terms of the Medinet Note, without prior approval from the Collateral Agent and the Lenders, which is not to be unreasonably withheld.  It is understood and agreed that the application of royalty payments by Medinet to reduce the amount of the Medinet Note shall not constitute a payment to Medinet or an amendment to the terms of the Medinet Note.

8. Events of Default.  Any one or more of the following events shall constitute an “Event of Default” by Borrower under this Agreement:

8.1 Failure to Pay.  If Borrower fails to pay when due and payable or when declared due and payable in accordance with the Loan Documents: (a) any Scheduled Payment on the relevant Payment Date or on the relevant Maturity Date; or (b) any other portion of the Obligations within five (5) days after receipt of written notice from a Lender that such payment is due.

8.2 Certain Covenant Defaults.  If Borrower fails to perform any obligation arising under Sections 6.5 or Section 6.8 or violates any of the covenants contained in Section 7 of this Agreement.

8.3 Other Covenant Defaults.  If Borrower fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement (other than as set forth in Sections 8.1, 8.2 or 8.4 through 8.15) or in any of the other Loan Documents and Borrower has failed to cure such default within fifteen (15) days of the occurrence of such default; provided, however, that if such default cannot by its nature be cured within the fifteen (15) day period or cannot after diligent attempts by Borrower be cured within such fifteen (15)  day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed fifteen (15) additional days)) to attempt to cure such default.  During this fifteen (15) day or thirty (30) day period, as applicable, the failure to cure the default is not an Event of Default (but no Loan will be made during such cure period).

8.4 Material Adverse Change.  A Material Adverse Effect occurs.

8.5 Intentionally Omitted

8.6 Seizure of Assets, Etc.  (a) If any material portion of Borrower’s or any Subsidiary’s assets (i) is attached, seized, subjected to a writ or distress warrant, or is levied upon or (ii) comes into the possession of any trustee, receiver or Person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, (b) if Borrower or any Subsidiary is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, (c) if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s or any Subsidiary’s assets or (d) if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s or any Subsidiary’s assets by the United States Government, or any department agency or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof; provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower.

8.7 Service of Process.  (a) The service of process upon Collateral Agent or any Lender seeking to attach by a trustee or other process any funds of Borrower in excess of One Hundred Thousand Dollars ($100,000.00) on deposit or otherwise held by Collateral Agent or such Lender, (b) the delivery upon Collateral Agent or any Lender of a notice of foreclosure by any Person seeking to attach or foreclose on any funds of Borrower in excess of One Hundred Thousand Dollars ($100,000.00) on deposit or otherwise held by Collateral Agent or such Lender or (c) the delivery of a notice of foreclosure or exclusive control to any entity holding or maintaining Borrower’s deposit accounts or accounts holding securities by any Person (other than Collateral Agent or a Lender) seeking to foreclose or attach any such accounts or securities.

8.8 Default on Indebtedness.  One or more defaults shall exist under any agreement by and between Borrower or any Subsidiary and any third party or parties which results in a right by such third party or parties, whether or not exercised, to accelerate the maturity of Indebtedness in an aggregate amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) or a default shall exist under any financing agreement with a Lender or any Lender’s Affiliates.

8.9 Judgments.  If a judgment or judgments for the payment of money (not acknowledged as fully covered by a reputable and financially sound insurer) in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000) shall be rendered against Borrower or any Subsidiary and shall remain unsatisfied and unstayed for a period of thirty (30) days or more.

8.10 Misrepresentations.  If any material misrepresentation or material misstatement exists now or hereafter in any written warranty, representation, statement, certification, or report made to Collateral Agent or any Lender by Borrower or any officer, employee, agent, or director of Borrower when made or deemed made.

8.11 Breach of Warrant.  If Borrower shall breach any material term of any Warrant.

8.12 Unenforceable Loan Document.  If any Loan Document shall in any material respect cease to be, or Borrower shall assert that any Loan Document is not, a legal, valid and binding obligation of Borrower enforceable in accordance with its terms.

8.13 Involuntary Insolvency Proceeding.   (a) If a proceeding shall have been instituted in a court having jurisdiction in the premises (i) seeking a decree or order for relief in respect of Borrower or any Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) for the appointment of a receiver, liquidator, administrator, assignee, custodian, trustee (or similar official) of Borrower or any Subsidiary or for any substantial part of its Property or (iii) for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of forty-five (45) consecutive days or (b) such court shall enter a decree or order granting the relief sought in any such proceeding.

8.14 Voluntary Insolvency Proceeding.  If Borrower or any Subsidiary shall (a) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (b) consent to the entry of an order for relief in an involuntary case under any such law, (c) consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian (or other similar official) of Borrower or any Subsidiary or for any substantial part of its Property, (d) shall make a general assignment for the benefit of creditors, (e) shall fail generally to pay its debts as they become due or (f) take any corporate action in furtherance of any of the foregoing.

8.15 Change of Control.  If (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person acting in its capacity as trustee, agent or other fiduciary or administrative of any such plan), other than Pharmstandard International S.A. or its affiliates, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 40% or more of the equity securities of the Borrower entitled to vote for members of the board of directors of the Borrower on  a fully diluted basis, or (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower ceases to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

9. Lenders’ Rights and Remedies.

9.1 Rights and Remedies.  Upon the occurrence and the continuance of any Event of Default, no Lender shall have any further obligation to advance money or extend credit to or for the benefit of Borrower.  In addition, upon the occurrence of an Event of Default, Collateral Agent and each Lender shall have the rights, options, duties and remedies of a secured party as permitted by law and, in addition to and without limitation of the foregoing, Collateral Agent or any Lender (acting alone) may, at its election, without notice of election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a) Acceleration of Obligations.  Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, including, without duplication (i) any accrued and unpaid interest, (ii) the amounts which would have otherwise come due under Section 2.3(b)(ii) if the Loans had been voluntarily prepaid, (iii) the unpaid principal balance of the Loans and (iv) all other sums, if any, that shall have become due and payable hereunder, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.13 or 8.14 all Obligations shall become immediately due and payable without any action by Collateral Agent or any Lender);

(b) Protection of Collateral.  Make such payments and do such acts as Collateral Agent or such Lender considers necessary or reasonable to protect Collateral Agent’s and Lenders’ security interest in the Collateral.  Borrower agrees to assemble the Collateral if Collateral Agent or any Lender so requires and to make the Collateral available to Collateral Agent as Collateral Agent may designate.  Borrower authorizes Collateral Agent, each Lender and their designees and agents to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien which in Collateral Agent’s or such Lender’s determination appears or is claimed to be prior or superior to its security interest and to pay all expenses incurred in connection therewith.  With respect to any of Borrower’s owned premises, Borrower hereby grants Collateral Agent and each Lender a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Collateral Agent’s and each Lender’s rights or remedies provided herein, at law, in equity, or otherwise;

(c) Preparation of Collateral for Sale.  Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral.  Collateral Agent, each Lender and their agents and any purchasers at or after foreclosure are hereby granted a non-exclusive, irrevocable, perpetual, fully paid, royalty-free license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s owned Intellectual Property, including labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any Property of a similar nature, now or at any time hereafter owned or acquired by Borrower or in which Borrower now or at any time hereafter has any rights; provided that such license shall only be exercisable in connection with the disposition of Collateral upon Collateral Agent’s or a Lender’s exercise of its remedies hereunder and that any exercise of remedies under this Section 9.1(c) shall be subject to any rights of third parties in or to such Intellectual Property;

(d) Sale of Collateral.  Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Collateral Agent or any Lender determines are commercially reasonable; and

(e) Purchase of Collateral.  Credit bid and purchase all or any portion of the Collateral at any public sale.

Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

9.2 Set Off Right.  Collateral Agent and each Lender may set off and apply to the Obligations any and all Indebtedness at any time owing to or for the credit or the account of Borrower or any other assets of Borrower in Collateral Agent’s or such Lender’s possession or control.

9.3 Effect of Sale. Upon the occurrence of an Event of Default and during the continuance thereof, to the extent permitted by law, Borrower covenants that it will not at any time insist upon or plead, or in any manner whatsoever claim or take any benefit or advantage of, any stay or extension law now or at any time hereafter in force, nor claim, take nor insist upon any benefit or advantage of or from any law now or hereafter in force providing for the valuation or appraisement of the Collateral or any part thereof prior to any sale or sales thereof to be made pursuant to any provision herein contained, or to the decree, judgment or order of any court of competent jurisdiction; nor, after such sale or sales, claim or exercise any right under any statute now or hereafter made or enacted by any state or otherwise to redeem the property so sold or any part thereof, and, to the full extent legally permitted, except as to rights expressly provided herein, hereby expressly waives for itself and on behalf of each and every Person, except decree or judgment creditors of Borrower, acquiring any interest in or title to the Collateral or any part thereof subsequent to the date of this Agreement, all benefit and advantage of any such law or laws, and covenants that it will not invoke or utilize any such law or laws or otherwise hinder, delay or impede the execution of any power herein granted and delegated to Collateral Agent or a Lender, but will suffer and permit the execution of every such power as though no such power, law or laws had been made or enacted.  Any sale, whether under any power of sale hereby given or by virtue of judicial proceedings, shall operate to divest all right, title, interest, claim and demand whatsoever, either at law or in equity, of Borrower in and to the Property sold, and shall be a perpetual bar, both at law and in equity, against Borrower, its successors and assigns, and against any and all Persons claiming the Property sold or any part thereof under, by or through Borrower, its successors or assigns.

9.4 Power of Attorney in Respect of the Collateral.  Borrower does hereby irrevocably appoint Collateral Agent (which appointment is coupled with an interest) the true and lawful attorney in fact of Borrower, with full power of substitution and in its name to file any notices of security interests, financing statements and continuations and amendments thereof pursuant to the Code or federal law, as may be necessary to perfect or to continue the perfection of Collateral Agent’s and Lenders’ security interests in the Collateral.  Borrower does hereby irrevocably appoint Collateral Agent (which appointment is coupled with an interest) on the occurrence and during the continuation of an Event of Default, the true and lawful attorney in fact of Borrower, with full power of substitution and in its name: (a) to ask, demand, collect, receive, receipt for, sue for, compound and give acquittance for any and all rents, issues, profits, avails, distributions, income, payment draws and other sums in which a security interest is granted under Section 4 with full power to settle, adjust or compromise any claim thereunder as fully as if Collateral Agent were Borrower itself; (b) to receive payment of and to endorse the name of Borrower to any items of Collateral (including checks, drafts and other orders for the payment of money) that come into Collateral Agent’s or a Lender’s possession or under Collateral Agent’s or a Lender’s control; (c) to make all demands, consents and waivers, or take any other action with respect to, the Collateral; (d) in Collateral Agent’s discretion to file any claim or take any other action or proceedings, either in its own name or in the name of Borrower or otherwise, which Collateral Agent may reasonably deem necessary or appropriate to protect and preserve the right, title and interest of Collateral Agent and Lenders in and to the Collateral; (e) endorse Borrower’s name on any checks or other forms of payment or security; (f) sign Borrower’s name on any invoice or bill of lading for any account or drafts against account debtors; (g) make, settle, and adjust all claims under Borrower’s insurance policies; (h) settle and adjust disputes and claims about the accounts directly with account debtors, for amounts and on terms Collateral Agent determines reasonable; (i) transfer the Collateral into the name of Collateral Agent, a Lender or a third party as the Code permits; and (j) to otherwise act with respect thereto as though Collateral Agent were the outright owner of the Collateral.

9.5 Lenders’ Expenses.  If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Collateral Agent may do any or all of the following:  (a) make payment of the same or any part thereof; or (b) obtain and maintain insurance policies of the type discussed in Section 6.8 of this Agreement, and take any action with respect to such policies as Collateral Agent deems prudent.  Any amounts paid or deposited by Collateral Agent shall constitute Lenders’ Expenses, shall be immediately due and payable, shall bear interest at the Default Rate and shall be secured by the Collateral.  Any payments made by Collateral Agent or any Lender shall not constitute an agreement by Collateral Agent or any Lender to make similar payments in the future or a waiver by Collateral Agent or any Lender of any Event of Default under this Agreement.  Borrower shall pay all fees and expenses, including Lenders’ Expenses, incurred by Collateral Agent or any Lender in the enforcement or attempt to enforce any of the Obligations hereunder not performed when due.

9.6 Remedies Cumulative; Independent Nature of Lenders’ Rights. Collateral Agent’s and each Lender’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Collateral Agent and each Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No failure on the part of Collateral Agent or any Lender to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right.  The Obligations of Borrower to any Lender may be enforced by such Lender against Borrower in accordance with the terms of this Agreement and the other Loan Documents and, to the fullest extent permitted by applicable law, it shall not be necessary for Collateral Agent or any other Lender to be joined as an additional party in any proceeding to enforce such Obligations.

9.7 Application of Collateral Proceeds.  The proceeds and/or avails of the Collateral, or any part thereof, and the proceeds and the avails of any remedy hereunder (as well as any other amounts of any kind held by Collateral Agent or any Lender, at the time of or received by Collateral Agent or any Lender after the occurrence of an Event of Default hereunder) shall be paid to and applied as follows:

(a) First, to the payment of out-of-pocket costs and expenses, including all amounts expended to preserve the value of the Collateral, of foreclosure or suit, if any, and of such sale and the exercise of any other rights or remedies, and of all proper fees, expenses, liability and advances, including reasonable legal expenses and attorneys’ fees, incurred or made hereunder by Collateral Agent or any Lender, including Lenders’ Expenses;

(b) Second, to the payment to Lenders, on a pro rata basis, of the amount then owing or unpaid on the Loans for any accrued and unpaid interest, the amounts which would have otherwise come due under Section 2.3(b)(ii), if the Loans had been voluntarily prepaid, the principal balance of the Loans, and all other Obligations with respect to the Loans (provided, however, if such proceeds shall be insufficient to pay in full the whole amount so due, owing or unpaid upon the Loans, then first, to the unpaid interest thereon ratably, second, to the amounts which would have otherwise come due under Section 2.3(b)(ii) ratably, if the Loans had been voluntarily prepaid, third, to the principal balance of the Loans ratably, and fourth, to the ratable payment of other amounts then payable to Lenders under any of the Loan Documents); and

(c) Third, to the payment of the surplus, if any, to Borrower, its successors and assigns or to the Person lawfully entitled to receive the same.

9.8 Reinstatement of Rights.  If Collateral Agent or any Lender shall have proceeded to enforce any right under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely, then and in every such case (unless otherwise ordered by a court of competent jurisdiction), Collateral Agent and Lenders shall be restored to their former position and rights hereunder with respect to the Property subject to the security interest created under this Agreement.

10. Waivers; Indemnification.

10.1 Demand; Protest.  Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Collateral Agent or any Lender on which Borrower may in any way be liable.

10.2 Lenders’ Liability for Collateral.  So long as Collateral Agent and each Lender complies with its obligations, if any, under the Code, neither Collateral Agent nor any Lender shall in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause other than Collateral Agent’s or any Lender’s gross negligence or willful misconduct; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person whomsoever.  All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

10.3 Indemnification and Waiver.  Whether or not the transactions contemplated hereby shall be consummated:

(a) General Indemnity. Borrower agrees upon demand to pay or reimburse Collateral Agent and each Lender for all liabilities, obligations and out-of-pocket expenses, including Lenders’ Expenses and reasonable fees and expenses of counsel for Collateral Agent and each Lender from time to time arising in connection with the enforcement or collection of sums due under the Loan Documents, and in connection with any amendment or modification of the Loan Documents or any “work-out” in connection with the Loan Documents.  Borrower shall indemnify, reimburse and hold Collateral Agent, each Lender, and each of their respective successors, assigns, agents, attorneys, officers, directors, equity holders, servants, agents and employees (each an “Indemnified Person”) harmless from and against all liabilities, losses, damages, actions, suits, demands, claims of any kind and nature (including claims relating to environmental discharge, cleanup or compliance), all costs and expenses whatsoever to the extent they may be incurred or suffered by such Indemnified Person in connection therewith (including reasonable attorneys’ fees and expenses), fines, penalties (and other charges of any applicable Governmental Authority), licensing fees relating to any item of Collateral, damage to or loss of use of property (including consequential or special damages to third parties or damages to Borrower’s property), or bodily injury to or death of any person (including any agent or employee of Borrower) (each, a “Claim”), directly or indirectly relating to or arising out of the use of the proceeds of the Loans or otherwise, the falsity of any representation or warranty of Borrower or Borrower’s failure to comply with the terms of this Agreement or any other Loan Document.  The foregoing indemnity shall cover, without limitation, (i) any Claim in connection with a design or other defect (latent or patent) in any item of equipment or product included in the Collateral, (ii) any Claim for infringement of any patent, copyright, trademark or other intellectual property right, (iii) any Claim resulting from the presence on or under or the escape, seepage, leakage, spillage, discharge, emission or release of any Hazardous Materials on the premises owned, occupied or leased by Borrower, including any Claims asserted or arising under any Environmental Law, (iv) any Claim for negligence or strict or absolute liability in tort or (v) any Claim asserted as to or arising under any Account Control Agreement or any Landlord Agreement; provided, however, Borrower shall not indemnify any Indemnified Person for any liability incurred by such Indemnified Person as a direct and sole result of such Indemnified Person’s gross negligence or willful misconduct.  Such indemnities shall continue in full force and effect, notwithstanding the expiration or termination of this Agreement.  Upon Collateral Agent’s or a Lender’s written demand, Borrower shall assume and diligently conduct, at its sole cost and expense, the entire defense of Collateral Agent and Lenders, each of its members, partners, and each of their respective, agents, employees, directors, officers, equity holders, successors and assigns against any indemnified Claim described in this Section 10.3(a).  Borrower shall not settle or compromise any Claim against or involving Collateral Agent or any Lender without first obtaining Collateral Agent’s or such Lender’s written consent thereto, which consent shall not be unreasonably withheld.  This Section 10.3 shall not apply with respect to Taxes, other than Taxes that represent damages arising from any non-Tax claim.

(b) Waiver. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANYWHERE ELSE, BORROWER AGREES THAT IT SHALL NOT SEEK FROM COLLATERAL AGENT OR ANY LENDER UNDER ANY THEORY OF LIABILITY (INCLUDING ANY THEORY IN TORTS), ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.

(c) Survival; Defense.  The obligations in this Section 10.3 shall survive payment of all other Obligations pursuant to Section 12.8.  At the election of any Indemnified Person, Borrower shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person’s reasonable discretion, at the sole cost and expense of Borrower.  All amounts owing under this Section 10.3 shall be paid within thirty (30) days after written demand.

11. Notices.  Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by certified mail, postage prepaid, return receipt requested, by prepaid nationally recognized overnight courier, or by prepaid facsimile to Borrower or to each Lender, as the case may be, at their respective addresses set forth below:

If to Borrower:	Argos Therapeutics, Inc. 4233 Technology Drive Durham, NC 27704 Attention: Vice President of Finance Fax: (919) 287-6301 Ph: (919) 287-6300

With a copy to:	Wilmer Cutler Pickering Hale & Dorr LLP 60 State Street Boston, MA 02109 Attention: Stuart Falber Fax: (617) 526-5000 Ph: (617) 526-6663

If to Horizon:	Horizon Technology Finance Corporation 312 Farmington Avenue Farmington, CT 06032 Attention: Legal Department Fax: (860) 676-8655 Ph: (860) 676-8654

If to Fortress:	Fortress Credit Co LLC c/o Fortress Investment Group 1345 Avenue of the Americas, 46th Floor New York, NY 10105 Attn: General Counsel – Credit Funds Fax: 917-639-9672 Ph: (212) 798-6100

With a copy to:	Baker Botts L.L.P. 30 Rockefeller Plaza New York, NY 10112 Attn: Martin Toulouse Fax: (212) 259-2559 Ph: (212) 408-2559

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

12. General Provisions.

12.1 Successors and Assigns.  This Agreement and the Loan Documents shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, neither this Agreement nor any rights hereunder may be assigned by Borrower without each Lender’s prior written consent, which consent may be granted or withheld in each Lender’s sole discretion.  Each Lender shall have the right without the consent of Borrower to sell, transfer, assign, negotiate, or grant participations in all or any part of, or any interest in such Lender’s rights and benefits hereunder; provided that (i) such buyer, transferee, assignee or participant is not a competitor of Borrower which has been designated by Borrower as such by written notice to Collateral Agent and each Lender not less than ten (10) Business Days prior to such sale, transfer, assignment, negotiation or the granting of such participation,  (ii) a Lender shall record such assignment in the register as set forth below and (iii) a participant shall be entitled to the benefits of Section 2.4(c) of this Agreement, subject to the requirements and limitations therein (including the requirements under Section 2.4(c)(iv)), with respect to its participation in any portion of the commitments and the Loans as if it was a Lender; provided that such participant shall not be entitled to receive any greater payment under Section 2.4(c) with respect to any participation than its participating Lender would have been entitled to receive unless Borrower is notified and consents to such participation.  Collateral Agent and each Lender may disclose the Loan Documents and any other financial or other information relating to Borrower to any potential participant or assignee of any of the Loans; provided that such participant or assignee agrees for the benefit of the Borrower to protect the confidentiality of such documents and information using the same measures that it uses to protect its own confidential information.  Each Lender, acting solely for this purpose as agent of the Borrower, shall maintain a register pursuant to which it records each assignment.  Such register will record the names and addresses of each Lender and the commitments of, and the principal amounts (and stated interest) of the Loan owing to each Lender pursuant to the terms hereof from time to time. The entries in the register shall be conclusive and binding for all purposes, absent manifest error, and Borrower and the Lenders shall treat each Person whose name is recorded in the register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loan or other obligations under the Loan Documents.

12.2 Time of Essence.  Time is of the essence for the performance of all obligations set forth in this Agreement.

12.3 Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.4 Entire Agreement; Construction; Amendments and Waivers.

(a) Entire Agreement.  This Agreement and each of the other Loan Documents, taken together, constitute and contain the entire agreement among Borrower, Collateral Agent and Lenders and supersede any and all prior agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral, respecting the subject matter hereof.  Borrower acknowledges that it is not relying on any representation or agreement made by Collateral Agent, any Lender or any employee, attorney or agent thereof, other than the specific agreements set forth in this Agreement and the Loan Documents.

(b) Construction.  This Agreement is the result of negotiations between and has been reviewed by each of Borrower, Collateral Agent and each Lender as of the date hereof and their respective counsel; accordingly, this Agreement shall be deemed to be the product of the parties hereto, and no ambiguity shall be construed in favor of or against Borrower, Collateral Agent or any Lender.  Borrower, Collateral Agent and Lenders agree that they intend the literal words of this Agreement and the other Loan Documents and that no parol evidence shall be necessary or appropriate to establish Borrower’s, Collateral Agent’s or any Lender’s actual intentions.

(c) Amendments and Waivers.  Any and all discharges or waivers of, or consents to any departures from any provision of this Agreement or of any of the other Loan Documents shall not be effective without the written consent of each Lender; provided that no such discharge, waiver or consent affecting the rights or duties of the Collateral Agent under this Agreement or any other Loan Document shall be effective without the written consent of the Collateral Agent. Any and all amendments and modifications of this Agreement or of any of the other Loan Documents shall not be effective without the written consent of each Lender and Borrower; provided that no such amendment or modification affecting the rights or duties of the Collateral Agent under this Agreement or any other Loan Document shall be effective without the written consent of the Collateral Agent.  Any waiver or consent with respect to any provision of the Loan Documents shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, waiver or consent affected in accordance with this Section 12.4 shall be binding upon Collateral Agent, Lenders and on Borrower.

12.5 Reliance by Lenders.  All covenants, agreements, representations and warranties made herein by Borrower shall be deemed to be material to and to have been relied upon by Collateral Agent and Lenders, notwithstanding any investigation by Collateral Agent or any Lender.

12.6 No Set-Offs by Borrower.  All sums payable by Borrower pursuant to this Agreement or any of the other Loan Documents shall be payable without notice or demand and shall be payable in United States Dollars without set-off or reduction of any manner whatsoever.

12.7 Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts (including signatures delivered by facsimile or other electronic means), each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.8 Survival.  All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations or commitment to fund remain outstanding.  The obligations of Borrower to indemnify Collateral Agent and Lenders with respect to the expenses, damages, losses, costs and liabilities described in Section 10.3 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Collateral Agent or any Lender have run.

13. Relationship of Parties.  Borrower and Lenders acknowledge, understand and agree that the relationship between Borrower, on the one hand, and Lenders, on the other, is, and at all times shall remain solely that of a borrower and lender.  No Lender shall, under any circumstances, be construed to be a partner or a joint venturer of Borrower or any of its Affiliates; nor shall any Lender, under any circumstances, be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or any of its Affiliates, or to owe any fiduciary duty or any other duty to Borrower or any of its Affiliates.  Neither Collateral Agent nor any Lender undertakes or assumes any responsibility or duty to Borrower or any of its Affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform Borrower or any of its Affiliates of any matter in connection with its or their Property, any Collateral held by Collateral Agent or any Lender or the operations of Borrower or any of its Affiliates.  Borrower and each of its Affiliates shall rely entirely on their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Collateral Agent or any Lender in connection with such matters is solely for the protection of Collateral Agent and Lenders and neither Borrower nor any Affiliate is entitled to rely thereon.

14. Confidentiality.  All information (other than periodic reports filed by Borrower with the Securities and Exchange Commission) disclosed by Borrower or its representatives to Collateral Agent or any Lender in writing or through inspection in connection with this Agreement and the other Loan Documents that is marked confidential shall be considered confidential.  Collateral Agent and each Lender agrees to use the same degree of care to safeguard and prevent disclosure of such confidential information as Collateral Agent and such Lender uses with its own confidential information, but in any event no less than a reasonable degree of care.  Neither Collateral Agent nor any Lender shall disclose such information to any third party (other than (a) to another party hereto, (b) to Collateral Agent’s or any Lender’s members, partners, attorneys or auditors (it being understood that such Persons will be informed of the confidential nature of such information and obligated to keep such information confidential under the internal practices of the Collateral Agent or such Lender, as applicable), (c) to Collateral Agent’s or a Lender’s subsidiaries and affiliates (it being understood that such Persons will be informed of the confidential nature of such information and obligated to keep such information confidential under the internal practices of the Collateral Agent or such Lender, as applicable), (d) on a confidential basis, to any rating agency, (e) to prospective transferees and purchasers of the Loans or any actual or prospective party (or its Affiliates) to any swap, derivative or other transaction under which payments are to be made by reference to the Obligations, Borrower, any Loan Document or any payment thereunder, all subject to the same confidentiality obligation in favor of Borrower as set forth herein or (f) to governmental regulators (including any self-regulatory authority) or otherwise as required by law, regulation, subpoena or other order to be disclosed), and shall use such information only for purposes of evaluation of its investment in Borrower and the exercise of Collateral Agent’s or any Lender’s rights and the enforcement of its remedies under this Agreement and the other Loan Documents.  The obligations of confidentiality shall not apply to any information that (i) was known to the public prior to disclosure by Borrower or its representatives under this Agreement, (ii) becomes known to the public through no fault of Collateral Agent or any Lender, (iii) is disclosed to Collateral Agent or any Lender on a non-confidential basis by a third party or (iv) is independently developed by Collateral Agent or any Lender.  Notwithstanding the foregoing, Collateral Agent’s and Lenders’ agreement of confidentiality shall not apply if Collateral Agent or any Lender has acquired indefeasible title to any Collateral or in connection with any enforcement or exercise of Collateral Agent’s or a Lender’s rights and remedies under this Agreement following an Event of Default, including the enforcement of Collateral Agent’s and Lenders’ security interest in the Collateral.

15. Electronic Execution of Documents.  The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other similar state laws based on the Uniform Electronic Transactions Act.

16. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.  EACH OF BORROWER, COLLATERAL AGENT AND LENDERS HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN THE STATE OF NEW YORK.  BORROWER, COLLATERAL AGENT AND LENDERS HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWER: ARGOS THERAPEUTICS, INC.

By:
Name:
Title:

LENDERS: HORIZON TECHNOLOGY FINANCE CORPORATION

By:
Name:	Robert D. Pomeroy, Jr.
Title:	Chief Executive Officer

FORTRESS CREDIT CO LLC

By:
Name:
Title:

[SIGNATURE PAGE TO VENTURE LOAN AND SECURITY AGREEMENT]

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Disclosure Schedule
Exhibit B	Funding Certificate
Exhibit C	Form of Note
Exhibit D	Form of Legal Opinion
Exhibit E	Form of Officer’s Certificate

EXHIBIT A

DISCLOSURE SCHEDULE

Borrower hereby certifies the following information to Lenders:

Section 1.	Information For UCC Financing Statements and Searches and Deposit Accounts and Accounts Holding Securities.

(a) The exact corporate name of Borrower as it appears in its Certificate of Incorporation, as amended to date is:  Argos Therapeutics, Inc.

(b) Borrower’s state of incorporation is:  Delaware

(c) The organizational ID number of Borrower from its jurisdiction of incorporation is:  2749040

(d) Borrower’s taxpayer identification number is:  56-2110007

The following is a list of all corporate names, dba or trade names used by Borrower in the past five years: Argos Therapeutics, Inc.  Please note other prior names: Merix Bioscience, Inc. (name changed to Argos Therapeutics, Inc. in 2004) and Dendritix, Inc. (name changed to Merix Bioscience, Inc. in 1999).

(e) The address of Borrower’s headquarters and chief executive office is: 4233 Technology Drive, Durham, North Carolina 27704

(f) The following is a list of all States where Borrower’s headquarters and chief executive office has been located in the past five years:  North Carolina

(g) The following is a list of all States where Borrower’s property and assets have been located in the past five years:  North Carolina

(h) The following is a list of all of Borrower’s accounts (bank name, address and account names and numbers):

Depository Bank	Bank Address	Type of Account	Acct. No. (last 4 digits)
Silicon Valley Bank	3003 Tasman Drive Santa Clara, CA 95054	Operating	3656
Silicon Valley Bank	3003 Tasman Drive Santa Clara, CA 95054	Operating	6742
Silicon Valley Bank	3003 Tasman Drive Santa Clara, CA 95054	Sweep Account	3948
Silicon Valley Bank	3003 Tasman Drive Santa Clara, CA 95054	Collateral MMA	6723
Bank of America	PO Box 15284 Wilmington, DE 19850	Operating [NTD: Used only for ad hoc deposits of NC checks]	7333

(i) The following is a list of all of Borrower’s accounts holding securities (broker/bank name, address and account names and numbers):

Financial Institution	Address	Type of Account	Acct. No. (last 4 characters)
SVB Asset Management U.S. Bank, N.A.	3003 Tasman Drive Santa Clara, CA 95054	Asset Management	V504

Permitted Indebtedness

Debtor Name	Creditor Name	Type of Debt	Approximate balance as of August 31, 2014
Argos Therapeutics, Inc.	Dell Financial Services	Equipment lease obligations	$27,000
Argos Therapeutics, Inc.	LEAF Capital	Equipment lease obligations	$66,000

Permitted Liens

UCC FILINGS
Debtor Name	Secured Party	Jurisdiction	Filing Information	Collateral
Argos Therapeutics, Inc.	Dell Financial Services, L.L.C.	Delaware Secretary of State	UCC-1: 20122413450 Filed 6/21/2012	Certain leased equipment, related property, and proceeds
Argos Therapeutics, Inc.	LEAF Capital Funding, LLC and/or its assigns	Delaware Secretary of State	UCC-1: 20134800224 Filed 12/5/2013	Certain leased equipment, related property and proceeds

Permitted Investments

Argos Therapeutics, Inc. owns 100% of the issued and outstanding unlimited liability company interests DC Bio Corp.
Collateral Locations

4233 Technology Drive
Durham, NC 27704

1733 TW Alexander
Durham, NC 27703

3908 Patriot Drive
Durham, NC 27709

Canadian Subsidiary

The Borrower anticipates that it will liquidate DC Bio Corp., a Nova Scotia unlimited liability company, its only Subsidiary, after the date of the Loan Agreement.

Intellectual Property Matters

Material Intellectual Property Licensed to Borrower; Restricted Licenses

1.	Intellectual Property licensed under License Agreement, dated January 10, 2000, as amended, by and between Argos Therapeutics, Inc. and Duke University.

2.	Intellectual Property licensed under License Agreement, dated July 28, 2011, as amended, by and between Argos Therapeutics, Inc. and Celldex Therapeutics, Inc.

3.	Intellectual Property licensed under License Agreement dated April 1, 2012, as amended, by and between the University of Antwerp, Gerold Schuler and Argos Therapeutics, Inc.

Co-Owned Intellectual Property as of the date of the Loan Agreement

ARG012 patent family: co-owned by Argos Therapeutics, Inc. and Rockefeller University

ARG014 patent family: co-owned by Argos Therapeutics, Inc. and Duke University

ARG046 patent family: co-owned by Argos Therapeutics, Inc. and Stanford University

Patent re-examination

The ARG035US patent (U.S. 8,152,425) is now under examination as U.S. reissue application 14/450,092.  The Borrower has submitted recently discovered prior art to the patent office with the reissue application and have narrowed the claims.   Similar amendments will be made to foreign issued patents in this family.

EXHIBIT B

FUNDING CERTIFICATE

The undersigned, being the duly elected and acting   of ARGOS THERAPEUTICS, INC., a Delaware corporation (“Borrower”), does hereby certify to HORIZON TECHNOLOGY FINANCE CORPORATION (“Horizon”) and FORTRESS CREDIT CO LLC (“Fortress”, and collectively with Horizon, the “Lenders”) in connection with that certain Venture Loan and Security Agreement dated as of September __, 2014 by and among Borrower, Lenders and Horizon as Collateral Agent (the “Loan Agreement”; with other capitalized terms used below having the meanings ascribed thereto in the Loan Agreement) that:

1. The representations and warranties made by Borrower in Section 5 of the Loan Agreement and in the other Loan Documents are true and correct in all material respects as of the date hereof (except for any representations and warranties that expressly relate to a specific prior date).

2. No event or condition has occurred and is continuing that constitutes a Default or an Event of Default under the Loan Agreement or any other Loan Document.

3. Borrower is in compliance with the covenants and requirements contained in Sections 4, 6 and 7 of the Loan Agreement.

4. All conditions referred to in Section 3 of the Loan Agreement to the making of the Loan to be made on or about the date hereof have been satisfied.

5. [WITH RESPECT TO LOANS C & D ONLY]: Borrower has provided Lenders with evidence that on or prior to June 30, 2015, Borrower has completed the enrollment and randomization of patients in Borrower’s Phase III trial of AGS-003.

6. No event has occurred and no condition exists which has had a Material Adverse Effect.

7. The proceeds for Loan [A] shall be disbursed as follows:

Disbursement from Horizon:
Loan Amount	$
Less:	$
Legal Fees	$
Balance of Commitment Fee	$

Net Proceeds due from Horizon:	$

8. The proceeds for Loan [B] shall be disbursed as follows:

Disbursement from Fortress:
Loan Amount	$
Less:	$
Legal Fees	$
Loan B Warrant Purchase Price:	$
Balance of Commitment Fee	$

Net Proceeds due from Fortress:	$

Disbursement from Drawbridge Special Opportunities Fund LP (“Drawbridge”):

Warrant B Purchase Price	$

Net Proceeds due from Fortress:	$

9. The aggregate net proceeds of Loan [A] in the amount of $_________________ shall be transferred by Horizon to Borrower’s account as follows:

Account Name: Bank Name: Bank Address: Attention: Telephone: Account Number: ABA Number:

10. A portion of the aggregate net proceeds of Loan [B] in the amount of $_________________ shall be transferred by Fortress to Borrower’s account as follows:

Account Name: Bank Name: Bank Address: Attention: Telephone: Account Number: ABA Number:

11. A portion of the aggregate net proceeds of Loan [B] in the amount of $_________________ shall be transferred by Drawbridge to Borrower’s account as follows:

Account Name: Bank Name: Bank Address: Attention: Telephone: Account Number: ABA Number:

Dated: September __, 2014

BORROWER: ARGOS THERAPEUTICS, INC.

By:
Name:
Title:

[Signature page to Funding Certificate]

EXHIBIT C

SECURED PROMISSORY NOTE

(Loan [A/B/C/D])

$____________________	Dated: September 30, 2014

FOR VALUE RECEIVED, the undersigned, ARGOS THERAPEUTICS, INC., a Delaware corporation (“Borrower”), HEREBY PROMISES TO PAY to HORIZON TECHNOLOGY FINANCE CORPORATION, a Delaware corporation/ FORTRESS CREDIT CO LLC], a [Delaware limited liability company (“Lender”) the principal amount of ____________ Dollars ($__________) or such lesser amount as shall equal the outstanding principal balance of Loan [_] (the “Loan”) made to Borrower by Lender pursuant to the Loan Agreement (as defined below), and to pay all other amounts due with respect to the Loan on the dates and in the amounts set forth in the Loan Agreement.  Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Loan Agreement.

Interest on the principal amount of this Note from the date of this Note shall accrue at the Loan Rate or, if applicable, the Default Rate, each as established in accordance with the Loan Agreement (as defined below).  Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.  If the Funding Date is not the first day of the month, interim interest accruing from the Funding Date through the last day of that month shall be paid on the first Business Day of the next calendar month.  Commencing [_], 201[_], through and including [_], 201[_], on the first Business Day of each month (each an “Interest Payment Date”) Borrower shall make payments of accrued interest only on the outstanding principal amount of the Loan.  Commencing on [_], 201[_], and continuing on the first day of each month thereafter (each a “Principal and Interest Payment Date” and, collectively with each Interest Payment Date, each a “Payment Date”), Borrower shall make to Lender [_] ([_]) equal payments of principal in the amount of  [______________] plus accrued interest on the then outstanding principal amount due hereunder each in the amount of [_] Dollars ($[_]). On [_], 201[_], or the earlier repayment in full of the Loan, Borrower shall make a payment of [_] and 00/100 Dollars ($[_])] to Lender (the “Final Payment”). If not sooner paid, all outstanding amounts hereunder and under the Loan Agreement with respect to this Loan shall become due and payable on [_], 201[_].

Principal, interest and all other amounts due with respect to the Loan, are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement.  The principal amount of this Note and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.

This Note is referred to in, and is entitled to the benefits of, the Venture Loan and Security Agreement dated as of the date hereof (as amended from time to time, the “Loan Agreement”), among Borrower, Lender and [Horizon/Fortress].  The Loan Agreement, among other things, (a) provides for the making of a secured Loan to Borrower, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

This Note may not be prepaid, except as set forth in Section 2.3 of the Loan Agreement.

This Note and the obligation of Borrower to repay the unpaid principal amount of the Loan, interest on the Loan and all other amounts due Lender under the Loan Agreement is secured under the Loan Agreement.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

Borrower shall pay all fees and expenses, including reasonable attorneys’ fees and costs, incurred by Lender in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due.

Any reference herein to Lender shall be deemed to include and apply to every subsequent holder of this Note.  Reference is made to the Loan Agreement for provisions concerning optional and mandatory prepayments, Collateral, acceleration and other material terms affecting this Note.

This Note shall be governed by and construed under the laws of the State of New York.  Borrower agrees that any action or proceeding brought to enforce or arising out of this Note may be commenced in the Supreme Court of the State of New York, Borough of Manhattan, or in the District Court of the United States for the Southern District of New York.

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

BORROWER: ARGOS THERAPEUTICS, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO SECURED PROMISSORY NOTE (LOAN A/B/C/D)]

EXHIBIT D

ITEMS TO BE COVERED BY OPINION OF BORROWER’S COUNSEL

[To be provided separately.]

EXHIBIT E

FORM OF OFFICER’S CERTIFICATE

TO:	HORIZON TECHNOLOGY FINANCE CORPORATION FORTRESS CREDIT CO LLC

Reference is made to the Venture Loan and Security Agreement dated as of September __, 2014 (as it may be amended from time to time, the “Loan Agreement”) by and among ARGOS THERAPEUTICS, INC. (“Borrower”), HORIZON TECHNOLOGY FINANCE CORPORATION, as a Lender and Collateral Agent (“Horizon”) and FORTRESS CREDIT CO LLC, as a Lender (“Fortress” and collectively with Horizon, “Lenders”).  Unless otherwise defined herein, capitalized terms have the meanings given such terms in the Loan Agreement.  The undersigned Responsible Officer of Borrower hereby certifies to Lenders that:

1.
No Event of Default or Default has occurred under the Loan Agreement, including, without limitation, any Event of Default or Default caused by a cross-default under any agreement evidencing Permitted Indebtedness of Borrower to lenders other than Lenders. (If a Default or Event of Default has occurred, specify the nature and extent thereof and the action Borrower proposes to take with respect thereto.)

2.	The information provided in the Disclosure Schedules is currently true and accurate, except as noted below.

3.	Borrower is in compliance with the provisions of Section 4, 6 and 7 of the Loan Agreement, except as noted below.

4.
Attached herewith are the [quarterly financial statements pursuant to Section 6.3(a) of the Loan Agreement/annual audited financial statements pursuant to Section 6.3(b) of the Loan Agreement].  These have been prepared in accordance with GAAP (except, with respect to interim statements, for year end adjustments and the absence of footnotes) and are consistent in all material respects from one period to the next except as noted below.

NOTES TO ABOVE CERTIFICATIONS:

BORROWER: ARGOS THERAPEUTICS, INC.

By:
Name:
Title:
Date: